                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            FORM 10-K

/X/  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
     OF THE SECURITIES EXCHANGE ACT OF 1934 (Fee Required)

For the fiscal year ended DECEMBER 31, 1993             Commission File 1-8525

                                OR
/ /  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934 (No Fee Required)

For the transition period from _______________ to _______________

                   WORTHEN BANKING CORPORATION
      ----------------------------------------------------
     (Exact name of registrant as specified in its charter)

         ARKANSAS                                                71-6066857
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

Worthen National Bank of Arkansas Bldg.,
200 West Capitol Ave., Little Rock, Arkansas                          72201
- - ---------------------------------------------                        --------
(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code: (501) 378-1521

Securities registered pursuant to Section 12(b) of the Act:

                                                      NAME OF EACH EXCHANGE
  TITLE OF EACH CLASS                                  ON WHICH REGISTERED
- ------------------------------                      ----------------------------
Common Stock, $1.00 Par Value                      American Stock Exchange, Inc.


Securities registered pursuant to section 12(g) of the Act: None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes  X   No
                                -----   -----

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / /

     As of March 16, 1994, 17,005,430 shares of the Registrant's Common Stock, $1.00 par value, were issued and outstanding (excluding 8,006 treasury shares), and the aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $162,035,000.1

               DOCUMENTS INCORPORATED BY REFERENCE

     (1) Portions of Registrant's 1993 Annual Report to Stockholders for the year ending December 31, 1993 (Part I, Part II and Part IV of Form 10-K). Pages 7 - 45 of Registrant's Annual Report to Stockholders for the year ending December 31, 1993 are filed with this electronic filing as Exhibit 13 to this Form 10-K.

     (2) Definitive Proxy Statement to Stockholders to be filed with the Securities and Exchange Commission not later than 120 days after the close of the Registrant's fiscal year (Part III of Form 10-K).


- ------------------------------------------------------------------------------

     1 The Registrant in reliance upon the instructional note pertaining to the aggregate market value of voting stock held by nonaffiliates of the Registrant has relied upon Schedules 13D filed by certain shareholders of the Registrant in determining whether such shareholders are affiliates of the Registrant.

                     WORTHEN BANKING CORPORATION
                     ANNUAL REPORT ON FORM 10-K

                          December 31, 1993


                   CROSS REFERENCE SHEET AND INDEX


ITEM NO.   PART I                                            LOCATION*


Item 1.    Business. . . . . . . . . . . . . . . . . .       Page 5 and in 1993
                                                             Annual Report to
                                                             Stockholders


Item 2.    Properties. . . . . . . . . . . . . . . . .       Page 11
Item 3.    Legal Proceedings . . . . . . . . . . . . .       Page 12

Item 4.    Submission of Matters to a Vote of Security
           Holders . . . . . . . . . . . . . . . . . .       Page 13



           PART II

Item 5.    Market for Registrant's Common Stock
           and Related Stockholder Matters . . . . . .       Page 14 and in 1993
                                                             Annual Report to
                                                             Stockholders


Item 6.    Selected Financial Data . . . . . . . . . .       Page 14 and in 1993
                                                             Annual Report to
                                                             Stockholders


Item 7.    Management's Discussion and Analysis
           of Financial Condition and Results
           of Operations . . . . . . . . . . . . . . .       Page 14 and in 1993
                                                             Annual Report to
                                                             Stockholders

Item 8.    Financial Statements and
           Supplementary Data. . . . . . . . . . . . .       Page 14 and in 1993
                                                             Annual Report to
                                                             Stockholders
Item 9.    Changes in and Disagreements with
           Accountants on Accounting and Financial
           Disclosures . . . . . . . . . . . . . . . .       Page 14

                           WORTHEN BANKING CORPORATION
                           ANNUAL REPORT ON FORM 10-K
                                December 31, 1993



CROSS REFERENCE SHEET AND INDEX (Continued)


ITEM NO.   PART III                                          LOCATION*

Item 10.   Directors and Executive Officers
           of the Registrant . . . . . . . . . . . . .       Page 14 and in
                                                             Definitive Proxy
                                                             Statement


Item 11.   Executive Compensation. . . . . . . . . . .       Page 14 and in
                                                             Definitive Proxy
                                                             Statement


Item 12.   Security Ownership of Certain Beneficial
           Owners and Management . . . . . . . . . . .       Page 15 and in
                                                             Definitive Proxy
                                                             Statement



Item 13.   Certain Relationships and Related
           Transactions. . . . . . . . . . . . . . . .       Page 15 and in
                                                             Definitive Proxy
                                                             Statement


           PART IV

Item 14.   Exhibits, Financial Statement Schedules,
           and Reports on Form 8-K . . . . . . . . . .       Page 15


* Page number references are to the locations of the listed items contained in this Annual Report on Form 10-K for the year ended December 31, 1993. The Registrant's 1993 Annual Report to Stockholders and Definitive Proxy Statement are referred to above where such information is incorporated by reference into this Annual Report on Form 10-K from such 1993 Annual Report to Stockholders and Definitive Proxy Statement.

                           WORTHEN BANKING CORPORATION
                           Annual Report on Form 10-K
                   For The Fiscal Year Ended December 31, 1993

                              PARTI

ITEM 1.        BUSINESS.

                             GENERAL

       Worthen Banking Corporation (hereinafter referred to as "WBC", "Company" or "Registrant" and includes WBC's subsidiaries and affiliates unless the context otherwise requires), was incorporated in the State of Arkansas in August 1968 to buy, sell, own and operate banks and to offer a diversified range of commercial banking, trust and other financial services to retail and commercial customers. The Company is the second largest multi-bank holding company in Arkansas with corporate headquarters located in the Worthen National Bank Building in Little Rock, Arkansas. Operations of the Company are conducted through bank and nonbank subsidiaries and affiliates. The existing and future activities of the Company are limited by the Bank Holding Company Act of 1956, as amended, which generally prohibits a bank holding company from acquiring or engaging in any businesses other than banking, managing or controlling banks, and furnishing or performing certain bank related services and activities.

       The Company is primarily engaged in buying, selling, owning, managing and operating commercial banks and other financial services companies and its subsidiaries are primarily engaged in the commercial banking, trust and securities brokerage businesses. The income and other operating results of the nonbank subsidiaries and affiliates as compared to the consolidated operating results of the Company, are not substantial enough to require financial and other information concerning industry segments to be included in this Annual Report on Form 10-K.

       The Company commenced active operations in March, 1969 with the acquisition of a controlling interest in Worthen National Bank of Arkansas, Little Rock, Arkansas ("WNBA") and became a multi-bank holding company upon the acquisition of a controlling interest in Worthen National Bank of Hot Springs, Arkansas ("WNB-Hot Springs") in October, 1970. In 1971, the Arkansas legislature enacted a law prohibiting the acquisition of additional banks, which law remained in effect until the passage of Act 128 of 1983, the Arkansas Bank Holding Company Act of 1983. Act 128, which permits the acquisition of additional banks in accordance with certain guidelines, became effective September 30, 1983. During fiscal year 1993, WBC owned eleven banks, which were located in Arkansas and the Austin, Texas area. All of these are national banks, chartered pursuant to the laws of the United States. Since its organization and commencement of operations, WBC's revenues and net income or net losses have resulted principally from its banking subsidiaries. In addition to commercial banking, WBC also provides, through its subsidiaries and affiliates, mortgage banking, appraisal services, trust services, credit life and disability insurance, investment advisory services, full service and discount brokerage services, data processing and other related financial services.

       On May 7, 1993, Worthen Banking Corporation acquired 100% of the stock of The Union of Arkansas Corporation ("Union") with the issuance of 4,550,000 shares of WBC common stock to the Union stockholders. Union's principal subsidiary bank, Union National Bank of Arkansas ("Union-Little Rock"), was merged with WNBA on May 28, 1993. Union-Little Rock was a commercial bank with approximately $595 million in assets, $482 million in deposits and $54 million in equity operating from twenty-two locations in central and southern Arkansas and had two mortgage banking subsidiaries. Union's only other banking subsidiary was Union National Bank of Texas ("Union-Texas") operating out of six locations in Austin, Texas. Union-Texas had approximately $120 million in assets, $112 million in deposits and $6 million in equity at December 31, 1992. Union-Texas has been renamed Worthen National Bank of Texas. This transaction was accounted for using the pooling-of-interests method of accounting.

       On September 10, 1993, the Company acquired 100% of First Bentonville Bancshares, Inc., the parent corporation of First Bank of Bentonville, Arkansas ("FirstBank"). WBC paid approximately $3.9 million in cash, $4.1 million in debt repayment and 250,000 newly-issued shares of WBC's common stock. For the year ended December 31, 1992, FirstBank reported total assets of $88,546,000, net interest income of $2,826,000 and net income of $805,000. FirstBank was merged into Worthen National Bank of Northwest Arkansas on October 31, 1993. This acquisition was accounted for as a purchase and the results of operations of FirstBank are included in the Company's consolidated financial statements from the date of purchase.

       Each subsidiary of the Company operates with a high degree of autonomy. WBC, as the corporate parent, provides various technical and advisory services and establishes general policy for the management and coordination of the resources of its subsidiaries to more effectively service the credit and financial services needs of the subsidiaries' customers and communities. The Company coordinates the activities of its subsidiaries in certain areas, including without limitation, credit policy, accounting, internal auditing, regulatory compliance, loan review, investment coordination, asset/liability management, public relations, and business development. However, the subsidiaries operate under the direct supervision and day-to-day management of their own directors and officers who formulate their own policies subject to the Company's general policy guidelines and regulatory compliance.

       WBC's principal sources of income are dividends and management service fees paid by its subsidiaries. Dividend payments are determined quarterly in relation to subsidiary income, assets, deposit growth and capital position in compliance with regulatory guidelines and, in certain cases, prior regulatory approval. Management service fees represent reimbursements received for services performed by the corporate parent.



COMMERCIAL BANKING SUBSIDIARIES

       The Company's principal source of income is derived from its eleven subsidiary commercial banks and through certain of its nonbank subsidiaries. The main offices of these subsidiaries are located in Batesville, Camden, Conway, Fayetteville, Harrison, Hot Springs, Little Rock, Newark, Pine Bluff and Russellville, Arkansas and Austin, Texas. All offer a broad range of commercial bank services to the markets and communities which they serve, as well as provide other related financial services in a majority of locations.


BANK RELATED SUBSIDIARIES AND AFFILIATES

       The Company's non-bank subsidiaries include: 1) a full service and discount brokerage company, which is a registered broker dealer and investment adviser, whose business is conducted at a majority of the Company's banking subsidiaries throughout the state; 2) a mortgage banking company whose business is originating and servicing mortgage loans; 3) a credit life insurance company which insures or reinsures credit life and accident and health insurance; 4) a data processing and operations support company which provides data processing and transmission services, item processing and similar functions for the Company's banking subsidiaries; 5) a trust company which provides trust administration and operations; 6) an appraisal company whose business is appraising property proposed to be offered as loan collateral; and 7) two small and relatively inactive companies related to industrial lending and real estate development.


                        SUPERVISION AND REGULATION


       The following summaries of statutes and regulations affecting bank holding companies and their commercial banking subsidiaries do not purport to be complete but are given to provide a general overview. The summaries are qualified in their entirety by reference to the provisions of the statutes and regulations summarized.

STATE USURY LAW

       Prior to its amendment in 1982, the Constitution of the State of Arkansas limited the rate of interest which could be charged on borrowed funds to 10% per annum simple interest, and provided for forfeiture of principal and interest in the event that a greater amount of interest was charged or received. The effect of that constitutional limitation had been mitigated to some extent by Public Law 96-221 (the "Deregulation Act") under which the United States Congress, pursuant to the Supremacy Clause of the United States Constitution, pre-empted state constitutions and state usury laws in regard to business-and agricultural loans over $1,000 in amount and in regard to first mortgage residential real estate loans. Under the Deregulation Act, WBC's lending affiliates were permitted to make business and agricultural loans at 5% over the applicable Federal Reserve Bank discount rate and first mortgage residential real estate loans without any percentage limitation. The usury pre-emptive provisions of the Deregulation Act expired generally on April 15, 1985, although loans made prior to that date continue to be governed by the provisions of the Deregulation Act The first mortgage real estate loan preemption in the Deregulation Act continues in effect and will constitute a permanent preemption of the Constitution of the State of Arkansas in regard to first mortgage residential real estate loans.

       In 1982, The Interest Rate Control Amendment ("Constitutional Amendment") to the Constitution of the State of Arkansas was adopted, which provides, in summary, that "consumer loans and credit sales" have a maximum percentage limitation of 17% per annum and that all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loan was made. In 1983, the Arkansas Supreme Court determining that "consumer loans and credit sales" are "general loans" and are subject to the limitation of 5% over the Federal Reserve Discount Rate, as well as a maximum limitation of 17% per annum. The Constitutional Amendment also provided penalties for usurious "general loans" and "consumer loans and credit sales," including forfeiture of all principal and interest on consumer loans and credit sales made at a greater rate of interest than 17% per annum, and, on "general loans" made at usurious rates, forfeiture of uncollected interest and refund to the borrower of twice the interest collected.

       The relative importance of the Arkansas usury laws and federal pre-emption thereof to the financial operations of WBC varies from time to time, depending on a number of factors, including general economic conditions and prevailing interest rates. Limitations on the interest earnings of WBC subsidiary banks occur during periods of high interest rates. The effect of such limitations cannot be accurately predicted because of the factors mentioned above.

       The Texas usury law establishes different usury limits for various types of loans. These interest rate limits may vary from time to time. The interest rate limitations currently in effect are more than sufficient when compared to prevailing interest rates.

STATE REGULATION

       The Arkansas Bank Holding Company Act of 1983 permits Arkansas bank holding companies to own and control multiple banks and subjects Arkansas bank holding companies to regulation by the Arkansas State Bank Department. Under Arkansas law, bank holding companies are limited to owning or controlling banks having in the aggregate no more than 25% of the total deposits held by all state and national banks in Arkansas. For purposes of this limitation, deposits include all individual, partnership, and corporate deposits, but not correspondent accounts of banks or the fluids of national, state, or local government authorities.

       The Arkansas State Bank Department ("ASBD") is authorized to administer the provisions of the Arkansas Bank Holding Company Act and to determine those activities of bank holding companies that it deems to be "directly related to banking activities." Under current interpretations and regulations of the ASBD, permissible non-banking activities under the Bank Holding Company Act of 1956, as amended, are given due consideration as being "directly related to banking activities" under the Arkansas Act.

       During 1988, the Arkansas General Assembly passed Act 539 which authorized county-wide and eventually statewide branching and regional interstate banking effective January 1, 1989. Unlimited branching in contiguous counties will be allowed beginning alter 1993 while unlimited statewide branching will become effective after 1998.

       The Texas Banking Code permits an "out-of state" bank holding company to acquire control of a bank located in the state of Texas, if such bank received a charter and was continually operated for at least five years prior to the acquisition, and subjects the "out-of state" bank holding company to the supervision and regulation by the Banking Department of Texas. On January 29, 1993, the Company entered into an agreement with the Banking Department of Texas as required by the Texas Banking Code. Pursuant to the agreement, the Company represented that Worthen National Bank of Texas ("Worthen-Texas") would comply with applicable capital adequacy guidelines and that the consolidated equity capital of Worthen-Texas during the first three years after the acquisition will at all times equal or exceed the dollar level existing immediately prior to the acquisition. The Company further agreed that a majority of the board of directors of Worthen-Texas will reside in the state of Texas, that it would not acquire an institution located in the state of Texas, the deposits of which are insured by the Federal Deposit Insurance Corporation, unless the institution is a bank as defined by the Bank Holding Company Act of 1956, as amended, and that additional information or reports would be filed with the Banking Department of Texas upon request.

       Under the Texas Banking Code an "out-of state" bank holding company is limited in that it can not control more than 25% of the total deposits of all state and national banks domiciled in the state of Texas. For purpose of this limitation, the term "deposit" is given the meaning assigned to that term in
Section 23 of the Federal Deposit Insurance Act, as amended.

ARKANSAS CORPORATE CODE

       In 1987, the Arkansas General Assembly passed the Arkansas Business Corporation Act of 1987 (the "1987 Act"), which was signed into law on April 14, 1987, and which became effective January 1, 1988. As a compromise to the passage of the 1987 Act, the General Assembly included a provision allowing existing Arkansas corporations to continue to be governed by the present corporate code (the "1965 Act"), unless a corporation affirmatively elected to be governed under the 1987 Act The 1987 Act provides that existing Arkansas corporations, such as WBC, may elect to be governed by its provisions upon receiving requisite stockholder approval and further that such an election, once made, is irrevocable.

       On February 23, 1988, WBC's stockholders adopted and approved various proposals, including a proposal to amend and restate the Articles of Incorporation adopting the 1987 Act as the corporate law which shall govern the affairs of WBC. WBC's Amended and Restated Articles of Incorporation were subsequently filed with the Arkansas Secretary of State and became effective February 24, 1988. Upon the filing of the Amended and Restated Articles of Incorporation, the 1987 Act became the applicable state corporate code governing the affairs of WBC. The 1987 Act was based primarily upon the American Bar Association's Model Business Corporation Act as substantially revised in 1984 and was legislated in partly the need to update and modernize the law affectIng Arkansas corporations. In general as compared to the 1965 Act, the 1987 Act is thought to be more flexible, easier to understand, and to permit corporations to avail themselves of many modern financIng techniques and management procedures not available under the 1965 Act. The 1987 Act should result in more predictable judicial interpretations by Arkansas courts.

BANK HOLDING COMPANY ACT OF 1956, AS AMENDED

       WBC is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHC Act"), and is registered as such with the Board of Governors of the Federal Reserve System("FRB"). As a bank holding company, WBC is required to file with the FRB an annual report and such additional information as the FRB may require pursuant to the BHC Act The FRB also periodically examines WBC and each of its subsidiaries. Under the terms of the BHC Act, WBC, as a bank holding company, is generally required to obtain regulatory approval from the FRB before it may acquire or dispose of a substantial interest in any bank or bank holding company.

       With certain exceptions, the BHC Act further restricts nonbanking acquisitions by registered bank holding companies to shares of companies whose activities the FRB deems to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB is required to consider whether the performance of such activities by an affiliate can reasonably be expected to produce benefits to the public, such as increased competition or gains in efficiency, against the risks of possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

       The FRB has determined by regulation that certain activities, including among others making and servicing loans, operating an industrial loan institution, performing certain fiduciary functions, leasing real and personal property, providing certain investment and financing advice and brokerage services, performing certain data processing operations, acting as an insurance agent for certain types of insurance, and underwriting credit life and disability insurance related to credit transactions within the particular holding company system, among others, are permissible activities for bank holding companies and their affiliates.

       Further the BHC Act and regulations of the FRB prohibit bank holding companies, such as WBC, from engaging in certain tie-in arrangements in connection with extensions of credit, lease or sale transactions or the furnishing of services.


RISK-BASED CAPITAL GUIDELINES

       On January 19, 1989, the FRB issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The Company's year end 1993 total risk based capital ratio of 14.11% exceeds the current minimum regulatory requirement of 8.00%.

FEDERAL RESERVE ACT

       The FRB has cease-and-desist powers over parent holding companies and nonbanking subsidiaries where actions of such holding companies and nonbanking subsidiaries would constitute a serious threat to the safety, soundness or stability of a subsidiary bank. The FRB also has authority to regulate debt obligations, other thin commercial paper, issued by bank holding companies.

       The Company is an "affiliate" of its subsidiary banking institutions and will be an "affiliate" of any other acquired banks within the meaning of the Federal Reserve Act The Federal Reserve Act imposes restrictions on loans by the subsidiary banks to WBC or to any other affiliated companies, on investments by the subsidiary banks in the securities of WBC, and on the use of such securities as collateral security for loans by subsidiary banks to any borrower. WBC is also subject to certain restrictions with respect to engaging in the business of issuing, underwriting, public sale and distribution of securities. In the event that WBC's subsidiary banks experience significant loan losses or rapid growth of loans or deposits, WBC may, as the sole or majority shareholder, be required by regulatory authorities to invest additional capital in order to maintain the capital of each subsidiary bank at or above applicable regulatory minima.


GENERAL

       The national bank subsidiaries of WBC are subject to supervision and regular examination by the Office of the Comptroller of the Currency ("OCC"). All of WBC's subsidiary banks are members of the Federal Deposit Insurance Corporation ("FDIC") which currently insures the deposits of each member bank to a maximum of $100,000 per deposit relationship. For this protection, each bank pays a semi-annual statutory assessment to the FDIC and is subject to the rules and regulations of the FDIC and to examinations by the FDIC. WBC and its subsidiaries (including bank-related subsidiaries) are also subject to examinations and regulation by the FRB under provisions of the Bank Holding Company Act of 1956, as amended, and WBC is required to file annual reports with the FRB and the ASBD, annual and other periodic reports with the United States Securities and Exchange Commission, and to file such additional reports as the FRB may require pursuant to that Act.

       The bank subsidiaries and their affiliates are subject to various state and federal statutes and regulations governing capital, reserves, deposits, investments, loans, mergers, issuance of securities, dividends, establishment of branches, brokerage and investment advisory services and other aspects of their operations.

       The approval of the OCC is required if the total of all dividends declared by the Board of Directors of any national bank subsidiary in any calendar year exceeds the total of the respective bank's net income for that year combined with retained net profit for the preceding two years, less any transfers to surplus.

       Various bills and regulations including the Financial Institutions Regulatory and Interest Rate Control Act of 1978, the Depository Institutions Deregulation and Monetary Control Act of 1980, the Garn-St. Germain Depository Institutions Act of 1982, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the Federal Deposit Insurance Corporation Improvement Act of 1991 have been enacted or adopted, and other legislation is being considered in the United States Congress and various other governmental regulatory and legislative bodies which could result in additional regulation affecting WBC and its subsidiaries and otherwise affect the powers of banks, bank holding companies, and bank-related companies.


MONETARY POLICY

       The monetary policy of the FRB has a significant effect on the operating results of bank holding companies and their subsidiary banks as a result of its controlling influence upon the national supply and cost of bank credit. The FRB implements monetary policy principally through open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and change in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use affects interest rates charged on loans or paid for deposits. The policies of the FRB have a direct effect on the amount of bank loans and deposits and the interest rates charged and paid thereon.

       FRB monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. WBC's financial statements reflect the various effects of monetary policies. The nature of future monetary policies and the effect of such policies on the future business and earnings of WBC cannot be accurately predicted; however, such economic policies can materially affect the revenues and net income of commercial banks.

PATENTS, SEASONALITY OF BUSINESS AND CUSTOMERS

       Patents or trademarks are not material to the conduct of the Company's business. Historically, the business of the Company has not been seasonal in nature nor does management of WBC anticipate any differences or seasonal trends in the future. Although certain depositors and loan customers are important to the Company's banking subsidiaries, the Company is not dependent upon any single customer or a few customers, the loss of any one or more of which would have a material adverse effect on the financial condition or results of operations of the Company on a consolidated basis.


COMPETITION

       The activities engaged in by WBC and its subsidiaries are highly competitive. With each activity engaged in, the Company encounters intense competition from other banks, lending institutions, credit unions, savings and loan associations, brokerage firms, mortgage companies, industrial loan associations, finance companies, and several other financial and financial service institutions. The amount of competition has increased significantly over the past few years since the deregulation of the banking industry. The Company's subsidiary banks actively compete with other banks and financial institutions in their efforts to obtain deposits and make loans, in the scope and type of services offered, in interest rates paid on time deposits and charged on loans and in other aspects of commercial banking. They are also in competition with major international retail establishments, brokerage firms and other financial institutions within and outside Arkansas. Competition with these financial institutions is expected to increase, especially with the passage of legislation authorizing interstate banking.

    According to information obtained from the Arkansas Association of Bank Holding Companies, during 1993 there were approximately 34 multi-bank holding companies in Arkansas and an approximate 104 additional single bank holding companies. As of December 31, 1993, the Company was the second largest multi-bank holding company in Arkansas in terms of total assets and total deposits.

EMPLOYEES

    As of December 31, 1993, the Company and its subsidiaries employed 2,252 persons. None of the employees are represented by any union or similar groups and the Company has not experienced any labor disputes or strikes arising from any such organized labor groups. The Company considers its relationship with its employees to be good.

                   EXECUTIVE OFFICERS OF THE REGISTRANT

As of March 16, 1994, the executive officers of the Registrant are as follows:
                                                                  SERVED AS AN
                           CURRENT TITLE                          EXECUTIVE
NAME                       AND POSITION                  AGE      OFFICER SINCE
- -----                       ------------                  ---      -------------

Curtis F. Bradbury, Jr.    Chairman, President           44       1985
                           and Chief Executive
                           Officer of WBC and
                           Chairman and
                           Chief Executive
                           Officer of WNBA

Andrew T. Melton           Executive Vice                47       1986
                           President, Chief
                           Financial Officer
                           and Treasurer

James C. Patridge          Executive Vice                43       1987
                           President

                                                                  SERVED AS AN
                           CURRENT TITLE                          EXECUTIVE
NAME                       AND POSITION                  AGE      OFFICER SINCE
- -----                      ------------                  ---      -------------

Michael F. Heald           Senior Vice President         34       1988
                           and Director of Audit

William G. Hobbs           Senior Vice President         44       1986
                           Asset/Liability and
                           Funds Management

Alan C. King               Senior Vice President,        42       1987
                           Controller and Chief
                           Accounting Officer

Gary A. Rickenbach         Senior Vice President         36       1988
                           Director of Loan
                           Review and Mergers
                           and Acquisitions

Gary L. Smith              Senior Vice President and     40       1985
                           Assistant to the Chairman

    The Executive Officers are elected and employed by WBC's Board of Directors to serve for terms set from time to time by the Board in its discretion until re-elected or replaced. Each executive officer has held the same position or another executive position with the Company or one of its subsidiaries during the past five years.

    In addition to the foregoing persons, executive officers of the Company's banking subsidiaries are members of a committee that exercises certain policy making functions. Therefore, although not employed by or occupying officer positions with the Company, they may for certain purposes be deemed as
"executive officers."   As of March 16, 1994, the persons occupying such
positions include: Dale E. Cole, Worthen National Bank, Batesville and Worthen National Bank of Newark; Edwin M Horton, Worthen National Bank of South Arkansas; Marlin D. Jackson and Frank Oldham, Worthen National Bank of Conway; Brooks H. Morris, Worthen National Bank of Harrison; David Bartlett, Worthen National Bank of Hot Springs; Thomas Spillyards, Worthen National Bank of Pine Bluff; Robert Y. Taylor, Worthen Bank National Bank of Russellville; James F. Stobaugh and Rick L. Parsons, Worthen National Bank of Northwest Arkansas; and John I. Fleischauer, Jr., Worthen National Bank of Arkansas. With the guidance of the Board of Directors and executive management of the Company, each of these persons is employed by the Boards of Directors of the respective banking subsidiaries to serve for terms set from time to time by such Boards until re-elected or replaced.


SELECTED STATISTICAL INFORMATION

    The information required in response to this portion of Item 1 is incorporated by reference from the disclosures contained in the Registrant's 1993 Annual Report to Stockholders, portions of which are included herein as
Exhibit 13.


ITEM 2.     PROPERTIES.

    The principal offices of the Company and its largest subsidiary, WNBA, are located in the Worthen National Bank of Arkansas building at 200 West Capitol Avenue in downtown Little Rock, Arkansas. The building is owned by WNBA.

    The Company and its banking subsidiaries maintain 119 locations throughout the State of Arkansas and the Austin, Texas area. The majority of these offices are owned by the respective subsidiary banks. In the opinion of management of the Company, the physical properties of the Company and its subsidiaries are adequate and fully utilized.

ITEM 3.     LEGAL PROCEEDINGS.

    In the ordinary course of business, there are various legal proceedings pending against the Company, its subsidiaries and affiliates, most of which are considered litigation incidental to the conduct of business, including, among other matters, defense of routine corporate, employment, banking, lender liability and securities related litigation. Management, after consultation with legal counsel and based upon available facts and proceedings to date which are preliminary in certain instances, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial position of the Company. However, certain matters disclosed in this Annual Report on Form 10-K for the fiscal year ended December 31, 1993, may be considered to be material in amount or nature.

    In January of 1993, the Company, its directors, and certain of its officers and shareholders were sued in the United States District Court for the Southern District of New York, in WINICKI V. WORTHEN BANKING CORPORATION, ET AL.. 93-CIV-0135. The complaint alleged that the defendants violated Section 14(a) of the Securities Exchange Act of 1934 ("Exchange Act"), Rule 14a-9 of the Securities and Exchange Commission ("SEC" or "Commission"), and certain state law provisions relating to fiduciary duties in connection with the matters disclosed in the Company's proxy statement distributed in December of 1992. The complaint was filed as a class action and sought an injunction to prevent the Company from holding a special meeting or from consummating certain transactions which were the subject of the proxy statement, and unspecified monetary damages.

    The Company has denied all material allegations in the complaint and in January 1993, the parties entered into a Memorandum of Understanding ("MOU") under which the Company agreed to distribute revised disclosure material to its shareholders and not to oppose an application by plaintiff's counsel for fees in an agreed amount.

    On January 21, 1994, the Court provisionally certified a class for purposes of settlement. The settlement remains subject to Court approval following a fairness hearing at which class members may raise any objections to the settlement. Notice of the settlement was sent to class members beginning on February 9, 1994, and a fairness hearing is scheduled for April 5, 1994.

    On March 31, 1993, the Board of Governors of the Federal Reserve System ("FED") advised WBC that the Company's application to merge The Union of Arkansas Corporation with a subsidiary of WBC had been approved. The FED approved the merger, in part, in reliance upon representations and commitments made to the FED by the Company, by Stephens Group, Inc.
and by certain Stephens family members. These included a representation that Stephens Group, Inc. does not and will not exert control over the management and policies of WBC and that Stephens Group, Inc. and its subsidiaries will comply with the restrictions imposed by Sections 23A and 23B of the Federal Reserve Act. Management believes that such representations and commitments will not materially affect the Company's general business policies, financial condition, or results of operations. The Company has also been advised that the FED has made a determination that Stephens Group, Inc. and its affiliates, are affiliates of the Company, as that term is defined in Sections 23A and 23B of the Federal Reserve Act.

    The Board of Governors also notified the Company on March 31, 1993 that the Board of Governors had ordered an investigation to review the ownership and control of the Company for compliance with the Bank Holding Company Act and the Change in Bank Control Act, including the nature and extent of the relationships between the Company and Stephens Group, Inc. and its subsidiaries. The Company is not aware of any assertion by the Board of Governors that the Company is not in compliance with the Bank Holding Company Act or the Change in Bank Control Act. In the event the Board of Governors determines that there has been a violation of the Bank Holding Company Act, it is authorized to initiate certain administrative enforcement actions against the Company and its institution-affiliated parties. These actions could include, among other things, the issuance of an order to cease and desist or the assessment of monetary penalties against the Company or its institution-affiliated parties. The amount of such monetary penalties, if any, would be determined by the Board of Governors on the basis of the facts and circumstances surrounding the alleged violations and might or might not have a material adverse effect upon the Company's financial condition or results of operations. In addition, under regulations promulgated by the Board of Governors, in the event it determines that an impermissible control relationship exists, it would have discretion to order either termination of the impermissible control relationship, or the filing of an application seeking the approval of such control relationship, or to pursue other remedial actions. However, the Company cannot now predict the results or the final outcome of the investigation. The Company intends to continue to cooperate with the Board of Governors in this investigation.

    WILKINS V. UNION NATIONAL BANK Case No. 90 CH 9203, in the Circuit Court of Cook County, Illinois, County Department, Chancery Division. In September of 1990, plaintiffs Herbert L. Wilkins and Mary Wilkins sued Union National Bank ("Union") in a purported class action complaint which sought remedies against both Union and WNBA as successor of Union, including: (1) a declaration that Union's method of calculating escrow deposit requirements was unlawful, (2) refunds of excess escrow balances existing in mortgage escrow accounts (through application of such balances as prepayments of mortgage principal or through direct refunds), (3) payment of interest on excess escrow balances carried in such escrow accounts, (4) punitive damages in an unspecified amount, (5) an injunction prohibiting defendant from imposing excessive escrow requirements in the future, and (6) attorney's fees.

    Union and WNBA have denied all material allegations of the complaint. Management of WNBA believes that WNBA has valid and meritorious defenses to the allegations set forth in the complaint and intends to defend this matter vigorously unless a settlement satisfactory to WNBA can be reached. WNBA has reached a settlement agreement on a basis favorable to WNBA with counsel for plaintiffs. The settlement is subject to court approval, which has not yet been obtained.


ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

       No vote of holders of securities issued by WBC was taken on any matter during the fourth quarter of 1993.

                                  PART II


ITEM 5.     MARKET FOR REGISTRANT'S COMMON EQUITY AND
            RELATED STOCKHOLDER MATTERS.

    The information required in response to this Item is incorporated by reference from the disclosure contained under the caption "Earnings, Dividends and Price Range Per Share" on Page 21 of the Registrant's 1993 Annual Report to Stockholders. The last trade price for the Company's common stock on March 16, 1994 was $21.50.


ITEM 6.     SELECTED FINANCIAL DATA

    The information required in response to this Item is incorporated by reference from the disclosure contained under the caption "Selected Financial Data" on page 7 of the Registrant's 1993 Annual Report to Stockholders.


ITEM 7.     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS

    The information required in response to this Item is incorporated by reference from the disclosure contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 8 through 22 of the Registrant's 1993 Annual Report to Stockholders.


ITEM 8      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The information required in response to this Item, including the opinion of KPMG Peat Marwick, is incorporated by reference from the disclosures contained under the captions "Consolidated Financial Statements" and "Selected Quarterly Financial Data" on pages 23 through 45 and page 22, respectively, of the Registrant's 1993 Annual Report to Stockholders.


ITEM 9.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
            ACCOUNTING AND FINANCIAL DISCLOSURE.

    None.


                            PART III

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF ThE REGISTRANT.


    The information required in response to this Item is incorporated by reference from the Registrant's Definitive Proxy Statement which will be filed with the Securities and Exchange Commission no later than 120 days after the end of the 1993 fiscal year covered by this Annual Report on Form 10-K

    See also the caption "Executive Officers of the Registrant" under Item 1 of this Annual Report on Form lo-K


ITEM 11.    EXECUTIVE COMPENSATION.

    The information required in response to this Item is incorporated by reference from the Registrant's Definitive Proxy Statement which will be filed with the Securities and Exchange Commission no later than 120 days after the end of the 1993 fiscal year covered by this Annual Report on Form 10-K.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
            OWNERS AND MANAGEMENT.

    The information required in response to this Item is incorporated by reference from the Registrant's Definitive Proxy Statement which wall be filed with the Securities and Exchange Commission no later than 120 days after the end of the 1993 fiscal year covered by this Annual Report on Form 10-K.


ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    The information required in response to this Item is incorporated by reference from the Registrant's Definitive Proxy Statement which will be filed with the Securities and Exchange Commission no later than 120 days after the end of the 1993 fiscal year covered by this Annual Report on Form 10-K.


                             PART IV


ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES,
            AND REPORTS ON FORM 8-K.

ITEM 14(a)(1) AND (2)

WORTHEN BANKING CORPORATION AND SUBSIDIARIES
LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

    The following consolidated financial statements and the report of independent auditors of Worthen Banking Corporation and subsidiaries for the year ended December 31, 1993 as required by Item 8, are:




                                                                                        Page(s) In 1993 Annual
                                                                                        Report to Stockholders
    Reports of Management and Independent
        Auditors.......................................................................        Page 23
    Consolidated Balance Sheets as of December 31, 1993, 1992, and 1991................        Page 24
    Consolidated Statements of Earnings
       for the three years ended December 31, 1993, 1992, and 1991.....................        Page 25
    Consolidated Statements of Stockholders' Equity for the three years ended
       December 31, 1993, 1992, and 1991...............................................        Page 26
    Consolidated Statements of Cash Flows for the three years ended December 31,
        1993, 1992, and 1991 ..........................................................        Pages 27-28
    Notes to Consolidated Financial Statements ........................................        Pages 29-45



    The report of independent auditors of The Union of Arkansas Corporation and subsidiaries for the years ended December 31, 1992 and 1991 is included as
Exhibit 99 of the Exhibits in Item 14(a)(3).

    The following consolidated financial statement schedule of Worthen Banking Corporation and subsidiaries, including the independent auditors' report thereon, is included in Item 14(d):

    Schedule II - Guarantees of Securities of Other Issuers at December 31,
1993.

    Schedules other than those listed above (or columns omitted from the Schedule filed herein) required by Article 9 of Regulation S-X are not required under the related instructions or are inapplicable, and, therefore, have been omitted.


ITEM 14(a)(3) - EXHIBITS

    The exhibits required by Item 601 of Regulation S-K which are required to be filed in response to this Item 14(a)(3) are submitted as a separate section of this Annual Report on Form 10-K under the caption "Exhibit Index."

ITEM 14(b) - REPORTS ON FORM 8-K

    No current reports on Form 8-K were filed by the Company during the three months ended December 31, 1993.

ITEM 14(c) - EXHIBITS

    The exhibits required by Item 601 of Regulation S-K which are required to be filed in response to this Item 14(c) are submitted as a separate section of this Annual Report on Form 10-K under the caption "Exhibit Index."

ITEM 14(d) - FINANCIAL STATEMENT SCHEDULES

    The response to this portion of Item 14 is submitted as a separate section of this Annual Report on Form 10-K immediately following the signature pages of this Annual Report on Form 10-K.

                               SIGNATURES

            Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, there unto duly authorized, on the 30th day of March, 1993.

                                                WORTHEN BANKING CORPORATION


                                                By: \s\ Curtis F. Bradbury. Jr.
                                                    ---------------------------
                                                    Curtis F. Bradbury, Jr.
                                                    Chairman, President and
                                                    Chief Executive Officer


                              POWER OF ATTORNEY

            Each person whose signature appears below hereby authorizes Curtis
F. Bradbury, Jr., or Andrew T. Melton, to file one or more amendments to this Annual Report on Form 10-K, which amendments may make such changes, additions, deletions or modifications to the Annual Report on Form 10-K as they deem appropriate, and each such person hereby appoints Curtis F. Bradbury, Jr. or Andrew T. Melton as his lawful attorney-in-fact to execute in the name and on behalf of each such person individually, and in each capacity stated below, any such amendments to the Annual Report on Form 10-K.

            Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


SIGNATURE                      TITLE                            DATE

/s/ Curtis F. Bradbury, Jr.    Chief Executive Officer          March 30, 1994
- ---------------------------     and Director
Curtis F. Bradbury, Jr.

/s/ Andrew T. Melton           Chief Financial Officer          March 30, 1994
- ----------------------------
Andrew T. Melton

/s/ Alan C. King               Controller and Chief             March 30, 1994
- ----------------------------    Accounting Officer
Alan C. King

/s/ James H. Atkins            Director                         March 30, 1994
- ----------------------------
James H. Atkins

/s/ Gus M. Blass, II           Director                         March 30, 1994
- ----------------------------
Gus M. Blass, II


/s/ Fred I. Brown, Jr.         Director                         March 30, 1994
- ----------------------------
Fred I. Brown, Jr.

/s/Alex Dillard                Director                         March 30, 1994
- ----------------------------
Alex Dillard

/s/ Michael T. Flynn           Director                         March 30, 1994
- ----------------------------
Michael T. Flynn

/s/ Kaneaster Hodges, Jr.      Director                         March 30, 1994
- ----------------------------
Kaneaster Hodges, Jr.

/s/T. Milton Honea             Director                         March 30, 1994
- ----------------------------
T.Milton Honea

/s/George C. Kell              Director                         March 30, 1994
- ----------------------------
George C. Kell

/s/Herbert H. McAdams. II      Director                         March 30, 1994
- ----------------------------
Herbert H. McAdams, II

/s/Raymond P. Miller, M.D.     Director                         March 30, 1994
- ----------------------------
Raymond P. Miller, M.D.

/s/A. Dan Phillips             Director                         March 30, 1994
- ----------------------------
A.Dan Phillips

/s/Winthrop Paul Rockefeller   Director                         March 30, 1994
- ----------------------------
Winthrop Paul Rockefeller

/s/David Solomon               Director                         March 30, 1994
- ----------------------------
David Solomon

/s/Leland E. Tollett           Director                         March 30, 1994
- ----------------------------
Leland E. Tollett

                 REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Worthen Banking Corporation

Under date of February 25, 1994, we reported on the consolidated balance sheet of Worthen Banking Corporation and Subsidiaries as of December 31, 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended as contained in the 1993 Annual Report to Stockholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 1993. In connection with our audit of the aforementioned consolidated financial statements, we have audited the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audit

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.





                                                /s/ KPMG Peat Marwick
                                            -----------------------------
                                                   KPMG PEAT MARWICK

Little Rock, Arkansas
February 25, 1994

SCHEDULE II
GUARANTEES OF SECURITIES OF OTHER ISSUERS
WORTHEN BANKING CORPORATION
DECEMBER 31, 1993



 COLUMN A                     COLUMN B              COLUMN C          COLUMN D          COLUMN E      COLUMN F         COLUMN G
- --------------------    ----------------------    ------------    -----------------    -----------   -----------  ----------------
                                                                                                                  Nature of any De-
                                                                                                                  fault By Issuer of
                                                                                                                  Securities Guar-
                                                                                                                  anteed in
                                                                                       Amounts in                 Principal Interest
Name of Issuer of                                                  Amount Owned By     Treasury of                Sinking Fund or
Securities Guaranteed   Title of Issue of Each    Total Amount     Person or Persons   Issuer if                  Redemption Provi-
By Person for Which     Class of Securities       Guaranteed and   For Which State-    Securities   Nature of     sion or Payment
Statement is Filed      Guaranteed                Outstanding      ment is filed       Guaranteed   Guarantee*    of Dividends
- --------------------    -----------------------   --------------   -----------------   ----------   ------------  ----------------
Century Tube            City of Pine Bluff        $  324,725           $  -            $  -         Guarantee of
Corporation (1046)      AR Industrial                                                               Principal
                        Revenue Bonds                                                               and Interest
                        (Century Tube Project)
                        Series 1983



*Standby Letters of Credit


                          EXHIBIT INDEX

EXHIBIT NUMBER    DESCRIPTION                                              PAGE
- --------------    -----------                                             -----
     3(a)         Amended and Restated Articles of                         N/A
                  Incorporation of Registrant (filed
                  as Exhibit 3(a) to Registrant's Annual
                  Report on Form 10-K for the year ended
                  December 31, 1987 and incorporated by
                  reference herein).

     3(b)         Amended and Restated Bylaws of Registrant                N/A
                  (filed as Exhibit 3 to Registrant's
                  Quarterly Report on Form 10-Q for the
                  period ended June 30, 1988 and incorporated by reference herein).

     3(c)         Amended and Restated Articles of Incorporation           N/A
                  (filed as Exhibit 3(i) to Registrant's Quarterly
                  Report on Form 10-Q for the period ended
                  June 30, 1993) incorporated by reference herein.

     11           Statement of computation of per share                    N/A
                  earnings (see Consolidated Financial
                  Statements of the Registrant contained
                  in the Registrant's 1993 Annual Report)
                  which is included herein as Exhibit 13.

     13           Pages 7 - 45 of the Registrant's 1993 Annual Report.     ---

     21           Subsidiaries of the Registrant.                          ---

     23(a)        Consent of KPMG Peat Marwick.                            ---

     23(b)        Consent of Frost and Company.

     24           Power of Attorney (see Signature Page).                   17

     99           Report of independent auditors of The Union of           ---
                  Arkansas Corporation and subsidiaries for the years ended December 31, 1992 and 1991.

                                                                     EXHIBIT 13

SELECTED FINANCIAL DATA (Dollars in thousands, except share data and statistics)


                                                                          YEAR ENDED DECEMBER 31
                                          --------------------------------------------------------------------------------------
                                               1993           1992           1991           1990           1989           1988
                                          --------------------------------------------------------------------------------------
Interest income. . . . . . . . . . . .    $   212,082    $   229,968    $   240,693    $   224,833    $   209,508    $   194,614
Interest expense . . . . . . . . . . .         79,264         99,780        131,730        126,239        116,433        103,010
                                          --------------------------------------------------------------------------------------
Net interest income. . . . . . . . . .        132,818        130,188        108,963         98,594         93,075         91,604
Provision for loan losses. . . . . . .          4,628          2,849          3,359          6,214         10,547         17,324
                                          --------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses. . . . . .        128,190        127,339        105,604         92,380         82,528         74,280
Settlement of shareholder
  derivative lawsuits, net . . . . . .             --             --             --             --             --          7,441
Repurchase agreement
  recovery, net. . . . . . . . . . . .            309             --            794            386            850          4,907
Other income . . . . . . . . . . . . .         66,282         57,458         52,556         43,899         39,670         42,105
Other expenses . . . . . . . . . . . .        147,199        144,150        126,306        111,512        108,304        114,838
                                          --------------------------------------------------------------------------------------
Income before income taxes,
  discontinued operations and
  cumulative effect of a change
  in accounting principle. . . . . . .         47,582         40,647         32,648         25,153         14,744         13,895
Income taxes . . . . . . . . . . . . .         16,200          6,710          3,912          2,445          1,216          1,279
                                          --------------------------------------------------------------------------------------
Income before discontinued operations
  and cumulative effect of a change
  in accounting principle. . . . . . .         31,382         33,937         28,736         22,708         13,528         12,616
Income from discontinued
  operations . . . . . . . . . . . . .             --             --             --             --         13,346             --
Cumulative effect of a change in
  accounting principle . . . . . . . .            868             --             --             --             --            916
                                          --------------------------------------------------------------------------------------
Net income . . . . . . . . . . . . . .    $    32,250    $    33,937    $    28,736    $    22,708    $    26,874    $    13,532
                                          --------------------------------------------------------------------------------------
                                          --------------------------------------------------------------------------------------

Long-term debt*. . . . . . . . . . . .    $    45,559    $    37,333    $    28,179    $    31,998    $    40,155    $    43,900
Total assets . . . . . . . . . . . . .      3,579,082      3,469,672      3,141,048      2,854,237      2,420,833      2,333,820
                                          --------------------------------------------------------------------------------------
                                          --------------------------------------------------------------------------------------

PER SHARE DATA:
Average shares outstanding . . . . . .     16,817,339     16,589,066     15,481,724     15,481,399     15,481,400     15,406,601
Income before discontinued operations
  and cumulative effect of a change
  in accounting principle. . . . . . .    $      1.87    $      2.05    $      1.86    $      1.47    $      0.87    $      0.82
Net income . . . . . . . . . . . . . .           1.92           2.05           1.86           1.47           1.74           0.88
Cash dividends declared. . . . . . . .           0.20           0.15           0.13           0.10           0.10             --
Average stockholders' equity . . . . .          15.21          13.35          11.44           9.92           8.39           7.33
                                          --------------------------------------------------------------------------------------
                                          --------------------------------------------------------------------------------------


OTHER KEY STATISTICS (YEAR-END)
Number of
  Employees. . . . . . . . . . . . . .          2,252          2,258          2,203          2,076          1,914          1,934
  Stockholders . . . . . . . . . . . .          2,720          2,767          2,666          2,739          2,738          2,871


*Includes capital notes and capital lease obligations.



                                                     WORTHEN BANKING CORPORATION
- --------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS
     During May of 1993, Worthen Banking Corporation ("WBC" or the "Company") merged with The Union of Arkansas Corporation ("Union"), a $700 million bank holding company headquartered in Little Rock. This transaction was accounted for using the "pooling-of-interests" method of acquisition accounting. Under this method, all historical financial information is added together as if the combining companies had always been one company. Accordingly, no goodwill is established in a transaction of this type. Also, every number presented in this report, both current and historical for all periods presented, has been restated to reflect this method of accounting.
     The Company recorded net income of $32.3 million or $1.92 per share in 1993 which was slightly below the $33.9 million or $2.05 per share recorded in 1992.
As a result of the merger described above, the Company recorded approximately $11.0 million of pre-tax non-recurring expenses related to the merger. Of this amount, approximately $1.4 million of expense was taken related to a write-down of purchased mortgage servicing rights to reflect WBC's analysis methods. Also, a provision for loan losses of $1.5 million and expenses related to foreclosed property of $0.3 million were recorded. These additional expenses were recorded to conform the loan loss allowance methodology and policies of Union to WBC's policies. The remainder of the expenses were net cash outflows for expenses occurring primarily during the second quarter and also throughout the remainder of 1993. Additional expenses were non-recurring employment expenses of $0.7 million, legal expenses of $1.5 million, investment banking fees of $2.1 million, expenses related to closed and closing branches of $1.3 million and office supplies and expenses of $0.3 million. The remainder of the expenses were for signage, various data processing conversions, accounting fees and other non-recurring amounts. WBC also recorded gains of approximately $5.4 million related to the sale of certain investment securities of Union in order to realign the maturity of Union's investment portfolio consistent with WBC's investment policies. A gain of $0.8 million was recognized on the sale of the Union corporate jet airplane. Management of WBC believes that none of these expenses or gains would have occurred without the merger.
     The Company's pretax income for 1993 was $47.6 million compared to $40.6 million in 1992, a 17.2% increase. Excluding the effects of the net expenses described above, the Company's pretax income would have increased by $4.8 million or 29%.
     The effective income tax rate in 1993 was 34.0% compared to 16.5% in 1992. Income tax expense increased by $9.5 million to $16.2 million. Prior to 1993, the Company utilized tax loss carry forwards and previously unrecognized deferred tax assets to reduce income taxes. WBC expects to experience tax rates in the 34% to 36% range in 1994.
     During September of 1993, the Company acquired 100% of First Bentonville Bancshares, Inc. ("FirstBank"). With assets of approximately $110 million, FirstBank was merged with another of WBC's affiliate banks, Worthen National
Bank of Northwest Arkansas, in October 1993.
     In May of 1993, the Company borrowed $43 million in senior, unsecured notes from several institutional investors. Approximately $39.3 million, or substantially all, of the Company's existing term debt was repaid with the proceeds of these notes. These notes mature in five to seven years and have a weighted average fixed rate of interest of approximately 7.61%.
- --------------------------------------------------------------------------------
CONTRIBUTIONS TO EARNINGS PER SHARE
- --------------------------------------------------------------------------------


                                                                                                EPS INCREASE
                                                                                                 (DECREASE)
                                                                                              -----------------
                                                             YEAR ENDED DECEMBER 31            1993 TO  1992 TO
                                                           --------------------------
                                                           1993      1992      1991           1992       1991
                                                           --------------------------         -----------------
Net interest income. . . . . . . . . . . . . . . . .       $ 7.90    $ 7.85    $ 7.04         $ 0.05    $ 0.81
Provision for loan losses. . . . . . . . . . . . . .        (0.28)    (0.17)    (0.22)         (0.11)     0.05
Service charges on deposit accounts. . . . . . . . .         1.36      1.37      1.22          (0.01)     0.15
Trust fees . . . . . . . . . . . . . . . . . . . . .         0.58      0.56      0.53           0.02      0.03
Full service and discount brokerage commissions. . .         0.38      0.32      0.21           0.06      0.11
Investment security gains. . . . . . . . . . . . . .         0.32      0.02      0.13           0.30     (0.11)
Repurchase agreement recoveries, net . . . . . . . .         0.02        --      0.05           0.02     (0.05)
Other income . . . . . . . . . . . . . . . . . . . .         1.30      1.19      1.29           0.11     (0.10)
Salaries and employee benefits . . . . . . . . . . .        (3.97)    (4.03)    (3.81)          0.06     (0.22)
Net occupancy expense. . . . . . . . . . . . . . . .        (0.82)    (0.81)    (0.85)         (0.01)     0.04
Other expense. . . . . . . . . . . . . . . . . . . .        (3.96)    (3.85)    (3.48)         (0.11)    (0.37)
Applicable income tax. . . . . . . . . . . . . . . .        (0.96)    (0.40)    (0.25)         (0.56)    (0.15)
Cumulative effect of change in accounting principle.         0.05        --        --           0.05        --
                                                           --------------------------         -----------------
   Net income. . . . . . . . . . . . . . . . . . . .       $ 1.92    $ 2.05    $ 1.86         $(0.13)   $ 0.19
                                                           --------------------------         -----------------
                                                           --------------------------         -----------------

Change in net income calculated using previous year
   average shares outstanding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $(0.10)   $ 0.34
Change in average shares outstanding . . . . . . . . . . . . . . . . . . . . . . . . . .       (0.03)    (0.15)
                                                                                              -----------------
Change in net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $(0.13)   $ 0.19
                                                                                              -----------------
                                                                                              -----------------


LOAN PORTFOLIO RISK, ASSET QUALITY AND ALLOWANCE FOR LOAN LOSSES

The distribution of the Company's loan portfolio is shown in the table below:

- --------------------------------------------------------------------------------
LOAN PORTFOLIO BY TYPE (Dollars in thousands)
- --------------------------------------------------------------------------------


                                                                                     DECEMBER 31
                                                       ----------------------------------------------------------------------
                                                           1993           1992           1991           1990           1989
                                                       ----------------------------------------------------------------------
Commercial, financial and agricultural . . . . . .     $  437,072     $  398,230     $  345,782     $  307,195     $  312,838
Bankers' acceptances and
   commercial paper. . . . . . . . . . . . . . . .             --         86,966        147,073        347,536        218,881
Real estate mortgage . . . . . . . . . . . . . . .        710,955        635,521        558,872        691,844        568,424
Real estate construction . . . . . . . . . . . . .         73,241         60,074         49,280         44,565         48,006
Installment and other. . . . . . . . . . . . . . .        425,354        380,572        328,797        280,446        245,245
Direct lease financing . . . . . . . . . . . . . .          1,383          1,547            176            210          1,474
Unearned interest. . . . . . . . . . . . . . . . .           (986)        (1,775)        (3,293)        (4,264)        (5,295)
                                                       ----------------------------------------------------------------------
       Total . . . . . . . . . . . . . . . . . . .     $1,647,019     $1,561,135     $1,426,687     $1,667,532     $1,389,573
                                                       ----------------------------------------------------------------------
                                                       ----------------------------------------------------------------------


NET CHARGE-OFFS TO AVERAGE LOANS:
Commercial . . . . . . . . . . . . . . . . . . . .           0.14%          0.29%          0.14%          0.36%          0.81%
Real estate. . . . . . . . . . . . . . . . . . . .           0.07           0.40           0.34           0.58           0.94
Installment. . . . . . . . . . . . . . . . . . . .           0.31           0.29           0.45           0.80           0.41
Lease financing. . . . . . . . . . . . . . . . . .             --             --             --             --             --


- --------------------------------------------------------------------------------
LOAN LOSS ALLOWANCE ALLOCATION (Dollars in thousands)
- --------------------------------------------------------------------------------


                                                                      DECEMBER 31
                        ----------------------------------------------------------------------------------------------------------
                              1993                  1992                  1991                  1990                  1989
                        ----------------------------------------------------------------------------------------------------------
                         AMOUNT   RATIO(1)     AMOUNT   RATIO(1)     AMOUNT   RATIO(1)     AMOUNT   RATIO(1)     AMOUNT   RATIO(1)
                        ----------------------------------------------------------------------------------------------------------
Commercial,
  financial and
  agricultural . . .    $ 3,582      26.5%    $ 4,289      31.0%    $ 5,412      34.3%    $ 6,960      39.0%    $ 9,591      37.9%
Real estate
  construction . . .      1,356       4.4       1,005       3.8         826       3.5         991       2.7         838       3.5
Real estate
  mortgage . . . . .     13,167      43.2      10,848      40.7      10,096      39.2       9,185      41.5      10,014      40.9
Installment. . . . .      3,796      25.8       3,381      24.4       2,355      23.0       3,459      16.8       4,724      17.6
Lease
  financing. . . . .         --       0.1          --       0.1          --        --           3        --          45       0.1
Unallocated. . . . .     11,399        --      10,622        --      12,103        --      10,644        --       7,417        --
                        ----------------------------------------------------------------------------------------------------------
    Total. . . . . .    $33,300     100.0%   $ 30,145     100.0%    $30,792     100.0%    $31,242     100.0%    $32,629     100.0%
                        ----------------------------------------------------------------------------------------------------------
                        ----------------------------------------------------------------------------------------------------------

(1) Represents the ratio of each loan category to gross loans (including unearned interest).


     As shown by the table above, if the effects of changes in the balances of bankers' acceptances and commercial paper are excluded, the Company's loan portfolio realized growth of approximately $173 million in 1993, representing annualized growth of almost 12%. Although approximately $68 million of the loan growth is attributable to the acquisition of FirstBank in September 1993, the remaining bank franchise of the Company added $105 million in loans during the year. Economic conditions in Arkansas were favorable for loan growth during 1993, but management also encouraged the development of good quality loans more in the current year than was emphasized in the recent past. Improvements in the asset quality and financial performance of the Company coincided with good economic conditions to create the appropriate environment for quality loan portfolio growth.
     Roughly half of the 1993 loan growth, or $89 million, was in the real estate mortgage and real estate construction loan balances. Much of this growth is the result of the FirstBank acquisition which, at the date of acquisition, had $56 million in real estate loans. Bentonville is located in the economically vibrant northwest Arkansas region, resulting in a high proportion of real estate mortgage and development loans. Several of the other banking affiliates, primarily those located in the central and river valley regions of the state also experienced good loan demand in 1993, as reflected in the strong increases in the commercial and consumer loan balances. Those components grew by $39 million and $45 million, respectively, in the current year. The Company's extensive branch network and focus on community bank lending produced those results. The lowest interest rates since the 1970's also provided the impetus for new construction and refinancings, particularly in the single-family residential market.
     Concentrations in the loan portfolio are monitored as part of our risk management strategy. As a matter of policy, the Company infrequently provides financing for speculative ventures, preferring instead to act as a short-term financing source for loan customers that are building or expanding owner-occupied properties. The exception to this strategy is the single-family development market, in which the Company is an active lender. Single family residential lending is an important source of lending volume for the Company, accounting for approximately $255 million in outstanding loans at December 31, 1993, or almost one third of the real estate portfolio. The loan loss and delinquency performance of this portion of the portfolio has been exceptional, and the Company therefore considers this concentration to contain little risk. The Company's credit policies discourage the financing of certain types of properties that have proven to be sources of loan problems in the past, such as hotels, shopping centers, and multi-family properties. The total of extensions secured by these property types was approximately $60 million at December 31, 1993, or less than 10% of the real estate portfolio. Unsecured lending is tightly controlled, with unsecured loans totalling less than $50 million at the end of 1993. In addition, almost $110 million of outstanding loans at December 31, 1993 were secured by marketable securities or cash collateral. Because of the Company's risk management practices, the commercial and real estate loan portfolio is considered to be well-diversified. The table depicting the Company's 1993 net charge-off's to average loan ratios underscores the degree of caution exercised in our lending activities.
     During 1993, the Company made notable improvements in the level of nonperforming assets, reducing the total from $30 million at December 31, 1992 to $23 million at December 31, 1993, in spite of the acquisition of Bentonville and overall loan portfolio growth of $173 million. At December 31, 1993, the Company's nonperforming assets equalled just 1.4% of total loans plus nonperforming assets, after being as high as 3.8% in the earlier periods presented. Based upon September 30, 1993 data, this ratio is substantially better than the Company's peer group, which recorded a nonperforming asset ratio of 1.74% of loans plus nonperforming assets. All components of nonperformings were improved, which management attributes to diligent workout efforts over the past year and to the Company's credit risk management practices, which serve to reduce the number of new relationships that enter nonperforming status. Management is not aware of any specific relationships or groups of loans whose trends would indicate a reversal of the recent decline in nonperformings is anything but permanent, in fact, subsequent to December 31, 1993 the Company negotiated the sale of one parcel of Other Real Estate Owned with a book value of $2.4 million. The consummation of the sale, which is expected to occur m the first or second quarter of 1994, will result in a gain and will produce a meaningful reduction in nonperforming assets. One other nonperforming asset with a book balance of $0.8 million was also paid off subsequent to year end.

- --------------------------------------------------------------------------------
NONPERFORMING ASSETS (Dollars in thousands)
- --------------------------------------------------------------------------------


                                    LOANS                                    TOTAL             OTHER          TOTAL
                                  PAST DUE   NONACCRUAL   RENEGOTIATED   NONPERFORMING     NONPERFORMING   NONPERFORMING      % OF
                                   90 DAYS      LOANS         LOANS          LOANS             ASSETS          ASSETS       LOANS(1)
                                  --------------------------------------------------------------------------------------------------
December 31, 1993:
 Commercial, financial
  and agricultural . . . . . . .  $   198    $   2,303    $      --      $    2,501        $    4,056      $     6,557        0.40%
 Real estate . . . . . . . . . .      716       14,024           --          14,740               786           15,526        0.94
 Installment . . . . . . . . . .      421          254           --             675               285              960        0.06
 Lease finance and other . . . .       28           87           --             115                --              115          --
- ----------------------------------------------------------------------------------------------------------------------------------
   Total . . . . . . . . . . . .  $ 1,363    $  16,668    $      --      $   18,031        $    5,127      $    23,158        1.40%
   % of Loans(1) . . . . . . . .     0.08%        1.01%          --%           1.09%             0.31%            1.40%
   ALL as a % of . . . . . . . .                                             184.68%                            143.79%
- ----------------------------------------------------------------------------------------------------------------------------------
December 31, 1992:
 Commercial, financial
  and agricultural . . . . . . .  $ 1,342    $   2,938    $      --      $    4,280        $    2,940      $     7,220        0.46%
 Real estate . . . . . . . . . .      971       14,552           --          15,523             5,136           20,659        1.33
 Installment . . . . . . . . . .      303          695           --             998               455            1,453        0.09
 Lease finance and other . . . .       --           75           --              75               626              701        0.04
- ----------------------------------------------------------------------------------------------------------------------------------
   Total . . . . . . . . . . . .  $ 2,616    $  18,260    $      --      $   20,876        $    9,157      $    30,033        1.92%
   % of Loans(1) . . . . . . . .     0.17%        1.17%          --%           1.34%             0.58%            1.92%
   ALL as a % of . . . . . . . .                                             144.40%                            100.37%
- ----------------------------------------------------------------------------------------------------------------------------------
December 31, 1991:
 Commercial, financial
  and agricultural . . . . . . .  $ 1,179    $   4,756    $     597      $    6,532        $    6,295      $    12,827        0.90%
 Real estate . . . . . . . . . .    3,516       11,870          102          15,488             1,853           17,341        1.21
 Installment . . . . . . . . . .      970          826           --           1,796               422            2,218        0.16
 Lease finance and other . . . .       --          223           --             223                14              237        0.02
- ----------------------------------------------------------------------------------------------------------------------------------
   Total . . . . . . . . . . . .  $ 5,665    $  17,675    $     699      $   24,039        $    8,584      $    32,623        2.29%
   % of Loans(1) . . . . . . . .     0.40%        1.23%        0.05%           1.68%             0.61%            2.29%
   ALL as a % of . . . . . . . .                                             128.09%                             94.39%
- ----------------------------------------------------------------------------------------------------------------------------------
December 31, 1990:
 Commercial, financial
  and agricultural . . . . . . .  $   749    $   7,245    $     380      $    8,374        $      532      $     8,906        0.53%
 Real estate . . . . . . . . . .    3,106       16,948          103          20,157            10,145           30,302        1.83
 Installment . . . . . . . . . .      801          507           --           1,308               933            2,241        0.13
 Lease finance and other . . . .       44        1,289           --           1,333                --            1,333        0.08
- ----------------------------------------------------------------------------------------------------------------------------------
   Total . . . . . . . . . . . .  $ 4,700    $  25,989    $     483      $   31,172        $   11,610      $    42,782        2.57%
   % of Loans(1) . . . . . . . .     0.28%        1.56%        0.03%           1.87%             0.70%            2.57%
   ALL as a % of . . . . . . . .                                             100.22%                             73.03%
- ----------------------------------------------------------------------------------------------------------------------------------
December 31, 1989:
 Commercial, financial
  and agricultural . . . . . . .  $   714    $   6,884    $     185      $    7,783        $      938      $     8,721        0.63%
 Real estate . . . . . . . . . .    2,582       27,402          105          30,089            11,087           41,176        2.96
 Installment . . . . . . . . . .    1,478          790           --           2,268               758            3,026        0.22
 Lease finance and other . . . .       26          233           --             259               115              374        0.03
- ----------------------------------------------------------------------------------------------------------------------------------
   Total . . . . . . . . . . . .  $ 4,800    $  35,309    $     290      $   40,399        $   12,898      $    53,297        3.84%
   % of Loans(1) . . . . . . . .     0.35%        2.54%        0.02%           2.91%             0.93%            3.84%
   ALL as a % of . . . . . . . .                                              80.77%                             61.22%
- ----------------------------------------------------------------------------------------------------------------------------------

(1)Including other nonperforming assets.


The activity in the allowance for loan losses is shown below:
- --------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE (Dollars in thousands)
- --------------------------------------------------------------------------------


                                                                                            DECEMBER 31
                                                                    ---------------------------------------------------------
                                                                       1993         1992        1991        1990        1989
                                                                    ---------------------------------------------------------
Balance of allowance for loan losses at beginning of period. . .    $ 30,145     $ 30,792    $ 31,242    $ 32,629    $ 33,411
Allowance of purchased bank at date of acquisition . . . . . . .         892        1,690         873          --          --
Loans charged-off:
  Commercial, financial and agricultural . . . . . . . . . . . .       1,532        2,414       2,450       3,633       7,098
  Real estate construction . . . . . . . . . . . . . . . . . . .         536        1,841         105         160         612
  Real estate mortgage . . . . . . . . . . . . . . . . . . . . .       1,453        1,885       3,297       4,927       8,078
  Installment. . . . . . . . . . . . . . . . . . . . . . . . . .       2,483        2,282       2,698       2,929       2,309
  Lease financing. . . . . . . . . . . . . . . . . . . . . . . .          --           --          --          --          --
                                                                    ---------------------------------------------------------
Total loans charged-off. . . . . . . . . . . . . . . . . . . . .       6,004        8,422       8,550      11,649      18,097
                                                                    ---------------------------------------------------------
Recoveries of loans previously charged-off:
  Commercial, financial and agricultural . . . . . . . . . . . .         922        1,059       1,707       1,602       2,700
  Real estate construction . . . . . . . . . . . . . . . . . . .         364          334          24          43       1,016
  Real estate mortgage . . . . . . . . . . . . . . . . . . . . .       1,113          605       1,073       1,380       1,753
  Installment. . . . . . . . . . . . . . . . . . . . . . . . . .       1,240        1,238       1,064       1,023       1,299
  Lease financing. . . . . . . . . . . . . . . . . . . . . . . .          --           --          --          --          --
                                                                    ---------------------------------------------------------
Total recoveries . . . . . . . . . . . . . . . . . . . . . . . .       3,639        3,236       3,868       4,048       6,768
                                                                    ---------------------------------------------------------
Net loans charged-off. . . . . . . . . . . . . . . . . . . . . .       2,365        5,186       4,682       7,601      11,329
Additions to allowance charged to operating expenses . . . . . .       4,628        2,849       3,359       6,214      10,547
                                                                    ---------------------------------------------------------

Balance at end of period . . . . . . . . . . . . . . . . . . . .    $ 33,300     $ 30,145    $ 30,792    $ 31,242    $ 32,629
                                                                    ---------------------------------------------------------
                                                                    ---------------------------------------------------------

Ratio of net charge-offs during period to average
  loans outstanding. . . . . . . . . . . . . . . . . . . . . . .        0.15%        0.34%       0.30%       0.53%       0.80%
Allowance to loans at period end . . . . . . . . . . . . . . . .        2.02         1.93        2.16        1.87        2.35
Allowance to loans at period end, net of bankers'
  acceptances and commercial paper . . . . . . . . . . . . . . .        2.02         2.04        2.41        2.37        2.79
                                                                    ---------------------------------------------------------
                                                                    ---------------------------------------------------------


     The activity in the allowance for loan losses ("ALLL") is shown in the previous table. The acquisition of FirstBank is reflected by the $892 thousand "allowance of purchased bank at date of acquisition" in the 1993 activity. During 1993, loan losses of $6.0 million were recognized, the lowest total in the five years presented. This reduction mirrors the trend in asset quality discussed previously. Approximately $ 1.1 million of the 1993 charge-offs were realized from two large loan relationships acquired in the Union merger, which were anticipated by the preacquisition due diligence. The majority of the remaining charge-offs experienced in 1993 were related to the consumer lending business, and remained fairly consistent with the experience of previous years. Recoveries of loans previously charged-off totaled $3.6 million in 1993 and exceeded the experience of 1992; as a result, net loans charged-off declined to $2.4 million in 1993 compared to $5.2 million in 1992, representing a paltry net loss ratio of 0.15% of average loans as compared to 0.34% in 1992. Management is pleased with these results and remains confident that the conservative credit risk management practices will continue to manifest themselves in manageable future loan loss experience.
     Loan loss provisions charged to operations totaled $4.6 million in 1993 compared to $2.8 million in 1992. As a component of the non-recurring expenses recorded during the Union merger, a special $ 1.5 million loan loss provision was made by the Little Rock bank upon consummation of the merger. Additional loan loss provisions of $2.5 million were recorded by the Little Rock affiliate throughout 1993 in accordance with the established 1993 budget, primarily to accommodate the bank's loan growth. Because of the assessment of ALLL adequacy at the Company's other banking subsidiaries, nominal loan loss provisions were required to maintain the allowance at an acceptable level.
     The ALLL to loans ratio was 2.02% at December 31, 1993 as compared to 1.93% at the end of 1992. The Company prefers to maintain the allowance ratio at levels that may not appear to be commensurate with the reported asset quality and risk profile of the loan portfolio, in order to preserve the flexibility to absorb temporary fluctuations in asset quality or growth without requiring abnormal loan loss provisions. The Company's peer group ratio averaged 2.67% at September 30, 1993 (the latest data available). Further, the ratio of the allowance to nonperforming loans was a solid 185% at December 31, 1993 versus 144% at the end of 1992 and a corresponding peer ratio of 124% at September 30, 1993.
     The allowance for loan losses is evaluated for adequacy utilizing methodologies that management believes conform to the documentation and analysis requirements of the Company's regulatory agencies. The methodologies used consider the

Company's historical loss experience of certain risk categories, portfolio and borrower concentrations, economic conditions, portfolio growth and asset quality trends, among other factors, as a means to measure allowance adequacy. Based upon the latest such evaluation performed as of December 31, 1993, management considers the allowance fully adequate to absorb the potential losses inherent in the loan portfolio. Additionally, the Company is examined periodically by its regulators. Part of the examination procedures include an evaluation of ALLL adequacy, the results of which were favorable in the last examination performed in 1993.


- --------------------------------------------------------------------------------
Loan Loss Activity (Dollars in thousands)
- --------------------------------------------------------------------------------


                                                    1993                           1992                         1991
                                          ------------------------      -----------------------      ------------------------
                                                            NET                           NET                           NET
QUARTER                                   LOAN LOSS       CHARGE        LOAN LOSS       CHARGE       LOAN LOSS        CHARGE
ENDED                                     PROVISIONS       OFFS         PROVISIONS       OFFS        PROVISIONS        OFFS
March 31 . . . . . . . . . . . . .         $   773       $    352        $   363       $ (1,563)       $ 1,239       $ (1,200)
June 30. . . . . . . . . . . . . .           2,466            (22)           832         (1,504)         1,317         (1,942)
September 30 . . . . . . . . . . .             540         (1,183)           596           (510)           743           (670)
December 31. . . . . . . . . . . .             849         (1,512)         1,058         (1,609)            60           (870)
                                          -----------------------------------------------------------------------------------
   Total . . . . . . . . . . . . .         $ 4,628       $ (2,365)       $ 2,849       $ (5,186)       $ 3,359       $ (4,682)
                                          -----------------------------------------------------------------------------------
                                          -----------------------------------------------------------------------------------


INVESTMENTS
     Assets managed as investments, including interest-bearing deposits in other banks, federal funds sold, and investment securities, represent approximately 43% of the total assets of the Company. Management's philosophy remains unchanged from prior years: to remove virtually all credit risk from the investment portfolio and to use the maturity structure to maintain liquidity and interest rate risk within an acceptable range. The over all weighted average maturity of the investment securities portfolio is 29 months. Approximately 35% of the portfolio consists of mortgage-related securities, with relatively short expected maturities. Approximately 56% of the portfolio represents treasury and agency non-mortgage obligations.
     During 1993, holdings in treasury and agency securities and state and political subdivision securities increased while "other" securities and bankers acceptances and commercial paper (classified as loans in this report) declined as a consequence of market conditions and the corporation's tax status.
     Management does not foresee any change in its investment

- --------------------------------------------------------------------------------
INVESTMENT PORTFOLIO (Dollars in thousands)
- --------------------------------------------------------------------------------



                                                      DECEMBER 31
                                       --------------------------------------
                                          1993           1992           1991
                                       --------------------------------------
U.S. Treasury and
  other U.S. Government
  agencies . . . . . . . . . . . .     $1,269,077     $1,169,363     $1,000,554
States and political
  subdivisions . . . . . . . . . .         97,077         64,288         29,964
Other. . . . . . . . . . . . . . .         80,105        111,427        117,331
                                       ----------------------------------------
    Total. . . . . . . . . . . . .     $1,446,259     $1,345,078     $1,147,849
                                       ----------------------------------------
                                       ----------------------------------------


strategy as a consequence of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." While it is anticipated that between 10% and 15% of the portfolio will be classified as "available for sale" in the first quarter of 1994, the basic strategy will remain that of expecting to hold securities purchased until final maturity. A complete discussion on the effects of Statement 115 can be found on page 22 under the caption "Effects of Recently Adopted Accounting Standards."

- --------------------------------------------------------------------------------
MATURITY DISTRIBUTION OF INVESTMENT PORTFOLIO (Dollars in thousands)
- --------------------------------------------------------------------------------


                                               UNDER        1-5         5-10       OVER       NO FIXED
                                              1 YEAR       YEARS       YEARS     10 YEARS     MATURITY      TOTAL       YIELD
                                             --------------------------------------------------------------------------------
December 31, 1993:
  U.S. Treasury and other
    U.S. Government agencies . . . . . .     $318,105    $632,444    $168,307    $150,221      $   --    $1,269,077      5.19%
  States and political
    subdivisions . . . . . . . . . . . .        6,316      29,686      53,587       7,488          --        97,077      5.07
  Other. . . . . . . . . . . . . . . . .       45,473      16,084       4,503       8,149       5,896        80,105      5.31
                                             --------------------------------------------------------------------------------
      Total investment securities. . . .     $369,894    $678,214    $226,397    $165,858      $5,896    $1,446,259      5.18%
                                             --------------------------------------------------------------------------------
                                             --------------------------------------------------------------------------------

  Percentage of total. . . . . . . . . .        25.58%      46.89%      15.65%      11.47%       0.41%        100.0%
  Yield. . . . . . . . . . . . . . . . .         4.81        5.26        5.06        5.88        6.00
                                             --------------------------------------------------------------------------------
                                             --------------------------------------------------------------------------------


DEPOSITS AND SHORT-TERM BORROWINGS
     Total average deposits have increased less than 1% from 1992 to 1993 as compared to a $367 million increase from 1991 to 1992. Approximately 66% of the deposit increase in 1992 was due to acquisitions while the remainder came from growth in the market place. The deposit base as a percentage of average assets has decreased slightly to 85.9% at December 31, 1993, compared to 87.9% and 88.1% at December 31, 1992 and 1991, respectively.
     The year-end balances of certificates of deposit and other time deposits over $100,000 has fluctuated from $209.0 million and $207.0 million at December 31, 1992 and 1991, respectively, to $209.7 million at December 31, 1993. The accompanying table presents the maturities of certificates of deposit and other time deposits of $100,000 and over.


- -------------------------------------------------------------------------
CERTIFICATES OF DEPOSIT AND OTHER TIME DEPOSITS OVER $100,000 (Dollars in thousands)
- -------------------------------------------------------------------------

                                   December 31, 1993
                       --------------------------------------
                            Time
                       Certificates   Other Time
                        of Deposit     Deposits         Total
                       --------------------------------------
3 months or less         $  92,080     $        -   $  92,080
Over 3 thru 6 months        73,184              -      73,184
Over 6 thru 12 months       30,696              -      30,696
Over 12 months              13,718              -      13,718
                        -------------------------------------
Total                    $ 209,678     $        -   $ 209,678
                        -------------------------------------
                        -------------------------------------



- ------------------------------------------------------------------------------------------------
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase (Dollars in thousands)
- ------------------------------------------------------------------------------------------------
                                                                    Maximum
                           Balance   Rate at                       Outstanding
                            at End    End of     Daily Average        at any
                           of Year     Year     Balance    Rate      Month End
- --------------------------------------------------------------------------------
1993..................    $127,980    2.22%    $112,363    2.34%      $128,804
1992..................     101,124    2.61       93,751    2.85        120,162
1991..................      98,154    3.74       83,718    4.81        105,700


     Short-term borrowings, which consist of U.S. Treasury Note borrowings (see Note H of the Notes to Consolidated Financial Statements), have fluctuated from $20.6 million at December 31, 1992 to $57.8 million at December 31, 1993. The fluctuations in short-term borrowings directly relate to treasury tax deposits from bank customers at year end in transit through the Federal Reserve System to the Internal Revenue Service.
     Federal funds purchased and securities sold under agreement to repurchase increased $26.9 million from the previous year. No categories of short-term borrowings exceeded 30% of stockholders' equity on average except federal funds purchased and securities sold under agreement to repurchase as shown in the above table.


- ---------------------------------------------------------------------------------------------------------------------------------
VOLUME RATE ANALYSIS (Dollars in thousands)
- ---------------------------------------------------------------------------------------------------------------------------------

                              4th Qtr. 1993/4th Qtr. 1992                   1993/1992                          1992/1991
                            Change due to     Net Increase/     Change Due to     Net Increase/     Change Due to    Net Increase/
                         Volume   Yield/Rate  (Decrease)(1)   Volume  Yield/Rate  (Decrease)(1)   Volume  Yield/Rate (Decrease)(1)
                        ----------------------------------------------------------------------------------------------------------
Interest Income:
Loans. . . . . . . .    $  2,059   $ (1,659)    $    400     $  4,213  $ (9,884)   $ (5,671)    $ (6,170)  $(12,149)   $ (18,319)
Trading assets . . .         359       (122)         237        1,111      (966)        145        1,750       (140)       1,610
Taxable investments
 securities. . . . .       2,547     (4,102)      (1,555)       3,712   (12,315)     (8,603)      27,728    (19,523)       8,205
Tax-exempt
 investment
 securities. . . . .         624        108          732        2,539       234       2,773          643       (189)         454
Interest-bearing
 deposits with
 other banks . . . .         (79)       (24)        (103)        (387)     (192)       (579)        (588)      (579)      (1,167)
Federal funds sold
 and securities
 purchased with
 agreement to
 resell. . . . . . .      (1,176)       398         (778)      (2,651)   (1,371)     (4,022)         871     (2,379)      (1,508)
                        ---------------------------------------------------------------------------------------------------------
    Total. . . . . .    $  4,334   $ (5,401)    $ (1,067)    $  8,537  $(24,494)   $(15,957)    $ 24,234  $ (34,959)    $(10,725)
                        ---------------------------------------------------------------------------------------------------------

Interest Expense:
Demand deposits. . .    $    734   $ (1,422)    $   (688)    $  1,938  $ (6,213)   $ (4,275)    $  7,982  $ (13,069)    $ (5,087)
Savings deposits . .         139       (224)         (85)         560    (1,078)       (518)         615     (1,623)      (1,008)
Time deposits. . . .      (1,053)      (930)      (1,983)      (5,973)  (10,387)    (16,360)       1,526    (25,367)     (23,841)
Long-term debt(2). .         183       (156)          27          508      (148)        360        1,011     (l,102)         (91)
Other(3) . . . . . .         117        (13)         104          721      (444)        277          258     (2,181)      (1,923)
                        ---------------------------------------------------------------------------------------------------------
  Total. . . . . . .         120     (2,745)      (2,625)      (2,246)  (18,270)    (20,516)      11,392    (43,342)     (31,950)
                        ---------------------------------------------------------------------------------------------------------

Net interest
  income-FTE* .. . .    $  4,214   $ (2,656)     $ 1,558     $ 10,783  $ (6,224)   $  4,559     $ 12,842   $  8,383     $ 21,225

                        --------------------------------------------------------------------------------------------------------
                        --------------------------------------------------------------------------------------------------------

1 The change in interest due to both rate and volume has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each.

2 Includes interest paid on capital notes and capitalized lease obligations.

3 Federal funds purchased and securities sold under agreement to repurchase comprise the majority of this category.

- -------------------------------------------------------------------------------
Analysis of Net Interest Income (Dollars in thousands)
- -------------------------------------------------------------------------------

                                                            December 31
                                                  -----------------------------
                                                    1993       1992      1991
                                                  -----------------------------
Interest income. . . . . . . . . . . . . . . . .  $212,082  $ 229,968  $240,693
Fully taxable equivalent adjustment. . . . . . .     1,929         --        --
                                                   ----------------------------
Interest income - FTE* . . . . . . . . . . . . .   214,011    229,968   240,693
Interest expense . . . . . . . . . . . . . . . .    79,264     99,780   131,730
                                                  -----------------------------
     Net interest income - FTE . . . . . . . . .  $134,747  $ 130,188  $108,963
                                                  -----------------------------
                                                  -----------------------------

Yield on earning assets - FTE. . . . . . . . . .      6.74%      7.41%     8.83%
Cost of interest bearing liabilities . . . . . .      2.99       3.75      5.52
Net interest spread-FTE. . . . . . . . . . . . .      3.75       3.66      3.31
Net interest margin-FTE. . . . . . . . . . . . .      4.24       4.19      4.00


*Fully Taxable Equivalent

NET INTEREST INCOME
     Both net interest income and the net interest margin improved slightly during 1993, compared with the prior year. Additional volumes of net earning assets due to acquisitions and growth contributed approximately 65% or $13.7 million of the $21.2 million increase in net interest income from 1991 to 1992.
     The loan to deposit ratio has increased from 50.3% in December 1992 to 53.0% in December 1993, thereby increasing the percentage of loans to total assets. WBC currently has the largest banks in the northwest and central areas of the state. Average earning assets increased $70 million in 1993 compared to 1992 and $380 million in 1992 compared to 1991.
     Interest rates in the current interest rate cycle peaked in mid-1989 and have fallen since that time. During this decline in the overall level of interest rates, the Company's net interest spread narrowed, especially in 1991, when WBC was affected by deposits acquired from the RTC during the latter part of 1990. At that time, the Company locked in one to two year rates on certificates of deposit ("CDs"). As interest rates dropped in 1991, the yield earned on assets dropped faster than CDs repriced. However, this effect on spread was mitigated as these CDs matured and were renewed at substantially lower rates. With a 53.0% loan to deposit ratio at December 31, 1993, the Company maintains a significant portion of its assets in investment securities with relatively short maturities which tends to decrease our overall asset yields.
     Interest rate spread increased by 9 basis points (100 basis points equals one percentage point) from 3.66% in 1992 to 3.75% in 1993. While average earning asset yields decreased 67 basis points between years, the average cost of interest bearing liabilities declined 76 basis points, creating the net rate increase.
     Comparing the fourth quarter of 1993 to the fourth quarter of 1992, net interest income increased $1.6 million. Rate spread decreased 5 basis points between periods from 3.85% to 3.80%.

LIQUIDITY AND INTEREST RATE SENSITIVITY
     The Company's negative gap increased by $148 million compared to year-end 1992. Most of the change took place in rate sensitive assets ("RSA"), which declined by $133 million over the past twelve months. Rate sensitive liabilities ("RSL") also increased by $15 million.
     The most significant change in RSA occurred in the federal funds sold and securities purchased under agreement to resell which declined by $103 million. This is directly related to the Union transaction. Union had a significant portion of their balance sheet in these assets at December 31, 1992. Since the completion of that transaction, management redeployed those assets into higher yielding, longer-term instruments such as securities and loans. Although it might appear that interest rate exposure has increased, the shifting of these assets actually reduced the risk of decreased earnings due to falling rates.
     Other factors that contributed to the increase in the negative gap were the continued shifting of customer dollars from fixed maturity accounts, such as CDs, into transaction accounts and repurchase agreements ("repos"). As interest rates have declined steadily over the past three years, the difference in rates between CDs and transaction accounts and repos has narrowed sharply. In January 1991, the spread between the Company's average six-month CD rate and the rate on a transaction deposit account and a repo was approximately 2.7% and 2.95%, respectively. That spread has declined to 1.0% for transaction accounts and 0.57% for repos as of December 1993. In response to this change, customers have decreased holdings of CDs and increased balances of transaction accounts and short-term borrowings. Customers perceive little incentive to sacrifice liquidity and extend the maturity of their funds in CDs given this small spread.
     One factor that would tend to decrease the negative gap would


- ---------------------------------------------------------------------------------------
Loan Maturity and Interest Rate Sensitivity on December 31, 1993 (Dollars in thousands)
- ---------------------------------------------------------------------------------------
                                                                             Remaining Maturities(2)
                                                             -------------------------------------------------------
                                                                              Over 1
                                                              1 Year           Thru          Over 5
                                                              or Less         5 Years        Years          Total
                                                             ------------------------------------------------------
Loan Maturity(1):
Commercial, financial and agricultural(3). . . . . . . . . .  $ 272,712      $ 139,319       $ 25,041      $ 437,072
Real estate construction . . . . . . . . . . . . . . . . . .     45,890         22,734          4,617         73,241
                                                              ------------------------------------------------------
   Total   . . . . . . . . . . . . . . . . . . . . . . . . .  $ 318,602      $ 162,053       $ 29,658      $ 510,313
                                                              ------------------------------------------------------
                                                              ------------------------------------------------------
Interest rates floating or adjustable. . . . . . . . . . . .                 $  55,069       $ 12,008
Interest rates fixed or predetermined. . . . . . . . . . . .                   106,984         17,650
                                                                             ------------------------
   Total   . . . . . . . . . . . . . . . . . . . . . . . . .                 $ 162,053       $ 29,658
                                                                             ------------------------
                                                                             ------------------------

1 Based upon scheduled principal payments.
2 Excluding real estate loans secured by 1-4 family residential properties and loans for household, family and other personal expenditures.
3 Includes bankers' acceptances and commercial paper.

be the representation of maturities on mortgage-backed investment securities, which represent 34% of total securities. For financial reporting purposes, these instruments are shown at their stated final maturity. However, these products are subject to unscheduled payments of principal on the loans underlying the security. As a result, the average maturity of these instruments is reduced. This would increase the level of RSA repricing in under one year. Management attempts to anticipate the possibility of principal prepayments when these securities are purchased to avoid any unexpected changes in security yields.
     Management has analyzed the historical volatility of deposit accounts, particularly transaction accounts, to determine the risk to earnings posed by the negative gap. Through this analysis, management has determined that while these accounts have the option to be repriced immediately, a large percentage of these instruments are highly stable throughout a wide range of interest rate cycles. As a result, the gap analysis used by management and the Company's board of directors is adjusted to account for those instruments, primarily deposits, with repricing dates that would appear to be more extended than those stated for that product. Using this approach, the Company's gap position becomes well balanced. A forecast of changes to earnings under a number of interest rate scenarios indicates that only a small percentage of the Company's income would be affected using this adjusted balance sheet position. As interest rates have changed over the years, the resulting effects on the Company's net interest margin have confirmed the accuracy of this analysis.
     The Company's liquidity position is closely monitored and considered to be adequate. The aggregate of federal funds sold and securities purchased under agreement to resell, and securities with maturities of three months or less represent 6.7% of total liabilities. Securities with repricings in under one year comprise another 8.2% of the remaining liabilities and would be available for contingency funding needs.


- --------------------------------------------------------------------------------
Interest Rate Sensitivity Analysis (Dollars in thousands)
- --------------------------------------------------------------------------------

                                                                                                               December 31, 1992
                                                                   December 31, 1993                 Total in        Total in
                                                        0-30 Days      31-90 Days     91-365 Days    One Year        One Year
                                                      ------------------------------------------------------------------------
Securities . . . . . . . . . . . . . . . . . . .      $     70,673     $   68,119      $ 252,716   $    391,508    $   413,123
Total loans. . . . . . . . . . . . . . . . . . .           495,427        113,853        362,786        972,066        980,578
Fed funds and repos. . . . . . . . . . . . . . .            82,063             --             --         82,063        185,416
                                                     ------------------------------------------------------------------------

     Total assets. . . . . . . . . . . . . . . .           648,163        181,972        615,502      1,445,637      1,579,117
                                                     -------------------------------------------------------------------------

Transaction accounts . . . . . . . . . . . . . .         1,294,579             --             --      1,294,579      1,235,674
Time accounts. . . . . . . . . . . . . . . . . .           211,791        265,777        491,769        969,337      1,078,874
Short-term borrowings. . . . . . . . . . . . . .           185,818             --             --        185,818        118,346
Long-term debt . . . . . . . . . . . . . . . . .               210            170            611            991          2,833
                                                     -------------------------------------------------------------------------

   Total liabilities . . . . . . . . . . . . . .         1,692,398        265,947        492,380      2,450,725      2,435,727
                                                     -------------------------------------------------------------------------
Gap        . . . . . . . . . . . . . . . . . . .      $ (1,044,235)    $  (83,975)     $ 123,122   $ (1,005,088)   $  (856,610)
                                                     -------------------------------------------------------------------------
                                                     -------------------------------------------------------------------------

CAPITAL RESOURCES
    At December 31, 1992 and prior to the restatement for the Union merger, capital was $189.6 million. At December 31, 1993 and after the Union merger and other 1993 effects, capital was $276.6 million, an increase of $87 million or 45.9%. The risk-based capital table presented below sets forth various capital ratios and reveals that all ratios are substantially above regulatory minimums. Based on regulations issued by the Federal Deposit Insurance Corporation ("FDIC"), all eleven of WBC's affiliate banks were considered "well capitalized."
     WBC reinstated its dividend policy during the second quarter of 1992 and began paying $0.05 per share each quarter. Dividends paid out during 1993 were $3.1 million or approximately 9.7% of net income. The Company continuously evaluates its dividend policy. In the first quarter of 1994, the WBC board of directors increased the quarterly dividend to $0.15 per share each quarter for an annualized rate of $0.60 per share. Based on 1993 net income, this amounts to a payout ratio of over 29%.
     The parent company's sources of cash to pay dividends are its net working capital and the dividends received from subsidiary banks. Based on the relatively high levels of capital at the banks and their sustained earnings performance, a special cash dividend of approximately $16.9 million was taken from the affiliate banks during the fourth quarter of 1993. Currently, the parent company could receive dividends, without prior regulatory approval, of approximately $17.9 million plus amounts equal to net income of the affiliate banks during 1994.
     Capital also increased approximately $6.2 million with the shares issued in the FirstBank acquisition. Nominal increases also occurred due to the exercise of stock options by various officers of WBC.
     In order to take advantage of low interest rates, in May of 1993, WBC borrowed $43 million in senior, unsecured fixed rate notes from several institutional investors. Substantially all (approximately $39.3 million) of the Company's pre-existing higher cost term-debt was repaid with the proceeds of these notes.


- -------------------------------------------------------------------------------
Risk-Based Capital (Dollars in thousands)
- -------------------------------------------------------------------------------

                                                        December 31
                                         ------------------------------------
                                             1993         1992         1991
                                         ------------------------------------
Stockholders' equity . . . . . . . . .    $ 276,648    $ 240,851    $ 190,705
Intangible assets. . . . . . . . . . .      (23,080)     (18,538)     (14,256)
                                         -------------------------------------
   Total Tier I capital. . . . . . . .      253,568      222,313      176,449

Allowance for loan losses(1) . . . . .       24,644       23,458       21,665
Capital notes. . . . . . . . . . . . .           --        9,561       10,804
                                         ------------------------------------
   Total Tier II capital . . . . . . .       24,644       33,019       32,469
                                         ------------------------------------
       Total qualifying capital. . . .    $ 278,212    $ 255,332    $ 208,918
                                         ------------------------------------
                                         ------------------------------------

Ratios:
Equity to assets . . . . . . . . . . .         7.73%        6.94%        6.07%
Leverage   . . . . . . . . . . . . . .         7.13         6.44         5.64
Total capital to adjusted assets (2) .         7.99         7.53         6.91
Risk adjusted assets (including
    off-balance sheet exposure). . . .   $1,971,522   $1,876,679   $1,733,235
Tier I risk-based capital ratio. . . .        12.86%       11.85%       10.18%
Total risk-based capital ratio
    (8.00% required) . . . . . . . . .        14.11        13.61        12.05
                                         ------------------------------------
                                         ------------------------------------


1 Limited to 1.25 percent of risk adjusted assets.
2 Adjusted assets equals total assets plus allowance for loan losses less intangibles.

OTHER INCOME
     Other income reached $66.6 million in 1993 compared to $57.5 million in 1992. Immediately alter the Union merger, WBC sold securities previously held in the Union investment portfolio which had characteristics inconsistent with WBC's asset/liability policy guidelines. These sales produced gains of approximately $5.4 million. Excluding these gains, other income increased $4.0 million or almost 7% over 1992. Solid gains were recorded in every reported category.
     Worthen Investments, Inc. is the Company's full service and discount brokerage subsidiary. Commission income increased from $5.3 million in 1992 to $6.3 million in 1993, a 19.5% increase. Due to the continued high level of stock market activity, the Company expects the earnings from this enterprise to continue to grow. The number of sales staff increased from 37 in 1992 to 44 in 1993.
     With the merger of Union, Worthen Mortgage Company's mortgage servicing portfolio grew to almost $1.6 billion at year end. WBC expects to focus more effort on the profitability of this company during 1994.


- ------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (Dollars in thousands)
- ------------------------------------------------------------------------------------------------------------------------
                                                                   FOURTH QUARTER             YEAR ENDED DECEMBER 31
                                                                  ------------------------------------------------------
                                                                   1993      1992          1993        1992       1991
                                                                  ------------------------------------------------------
Service charges on deposit accounts. . . . . . . . . .            $  5,828    $ 5,949   $ 22,915     $ 22,757   $ 18,964
Trust fees . . . . . . . . . . . . . . . . . . . . . .               2,240      2,342      9,772        9,325      8,270
Full service and discount brokerage commissions. . . .               1,549      1,155      6,334        5,299      3,274
Investment security gains. . . . . . . . . . . . . . .                  26         48      5,446          283      2,079
Repurchase agreement recoveries, net . . . . . . . . .                  --         --        309           --        794
Other      . . . . . . . . . . . . . . . . . . . . . .               5,469      4,260     21,815       19,794     19,969
                                                                  ------------------------------------------------------
   Total   . . . . . . . . . . . . . . . . . . . . . .            $ 15,112   $ 13,754   $ 66,591     $ 57,458   $ 53,350
                                                                  ------------------------------------------------------
                                                                  ------------------------------------------------------

OTHER EXPENSE
     Excluding the $9.5 million in non-recurring expenses related to the Union merger described elsewhere in this report, noninterest expenses fell by $6.5 million or 4.5% in 1993 compared to 1992. Although the effects of the cost reductions related to the in-market merger with Union are masked in the fourth quarter by the acquisition of FirstBank, the Company has nevertheless experienced significant cost savings from the Union merger.
     Even after closing 13 overlapping branches resulting from the Union merger, the Company increased its number of branch offices statewide from 100 in 1992 to 119 at the end of 1993. The expense to maintain this extensive branch network is significant but is considered vital to the overall corporate franchise. During 1993, the Company substantially completed the installation of a new computer system at each of these branch locations to automate the work performed by our bank tellers. This system is expected to significantly increase the efficiency of their work. The second phase of this project is to implement this computer platform to all customer service representatives. This automated computer network will further increase employee efficiency and allow much better customer service and is expected to be completed during 1994.
  The Company intends to focus increased attention on the level of operating expenses during 1994 in order to achieve ratios closer to peer levels.


- ----------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE (Dollars in thousands)
- ----------------------------------------------------------------------------------------------------------------------------------
                                                 Fourth Quarter                                     Year Ended December 31
                                             ---------------------------        ---------------------------------------------------
                                                                                                                 %Change    %Change
                                               1993      1992   %Change            1993       1992       1991  1993/1992  1992/1991
                                             ---------------------------        ---------------------------------------------------
Salaries and employee benefits . . . . .     $ 16,491  $ 16,526  (0.2)%         $ 66,834   $ 66,909   $ 58,969   (0.1)%    13.5%
Net occupancy expense. . . . . . . . . .        3,429     3,486  (1.6)            13,783     13,389     13,434    2.9      (0.3)
Equipment expense. . . . . . . . . . . .        1,800     1,453  23.9              6,857      6,650      5,918    3.1      12.4
Professional fees. . . . . . . . . . . .        1,210     2,018 (40.0)             6,570      8,672      8,193  (24.2)      5.8
Data processing fees . . . . . . . . . .        1,941     1,585  22.5              7,252      6,163      5,658   17.7       8.9
Amortization of intangible assets. . . .        1,203     1,482 (18.8)             5,600      4,644      3,619   20.6      28.3
Advertising expense. . . . . . . . . . .          234       645 (63.7)             2,674      3,030      2,683  (11.7)     12.9
Business development . . . . . . . . . .        1,006     1,372 (26.7)             3,571      4,222      3,548  (15.4)     19.0
Office expense . . . . . . . . . . . . .        2,944     2,356  25.0             10,686      9,656      8,984   10.7       7.5
FDIC insurance . . . . . . . . . . . . .        1,748     1,738   0.6              7,028      6,955      5,459    1.0      27.4
Other. . . . . . . . . . . . . . . . . .        3,463     2,522  37.3             16,344     13,860      9,841   17.9      40.8
                                             ---------------------------        --------------------------------------------------
    Total  . . . . . . . . . . . . . . .     $ 35,469  $ 35,183   0.8%          $147,199   $144,150   $126,306    2.1%     14.1%
                                             ---------------------------        --------------------------------------------------
                                             ---------------------------        --------------------------------------------------


- -------------------------------------------------------------------------------
EARNINGS, DIVIDENDS AND PRICE RANGE PER SHARE
- -------------------------------------------------------------------------------

                                              COMMON
                                   PRIMARY  DIVIDENDS      MARKET PRICE
                                                          -----------------
                                  EARNINGS(1)  PAID       HIGH       LOW
                                  -----------------------------------------
1993:
First Quarter. . . . . . . . .     $ 0.59     $0.05     $27 5/8     $24
Second Quarter . . . . . . . .       0.28      0.05      27 1/2      21 7/8
Third Quarter. . . . . . . . .       0.50      0.05      26 5/8      22 3/4
Fourth Quarter . . . . . . . .       0.55      0.05      25 3/4      20 1/2
                                   ----------------------------------------
  For the Year 1993. . . . . .     $ 1.92     $0.20     $27 5/8     $20 1/2
                                   ----------------------------------------

1992:
First Quarter. . . . . . . . .     $ 0.43     $   -     $22 1/8     $17 5/8
Second Quarter . . . . . . . .       0.57      0.05      21 1/2      19 1/2
Third Quarter. . . . . . . . .       0.49      0.05      22 1/2      20 1/2
Fourth Quarter . . . . . . . .       0.55      0.05      27 3/4      20 1/4
                                   ----------------------------------------
 For the Year 1992 . . . . . .     $ 2.05     $0.15     $27 3/4     $17 5/8
                                   ----------------------------------------

1991:
First Quarter. . . . . . . . .     $ 0.43     $   -    $ 12 3/4     $10 1/8
Second Quarter . . . . . . . .       0.37         -      14 3/4      12 1/2
Third Quarter. . . . . . . . .       0.50         -      17 1/8      13 7/8
Fourth Quarter . . . . . . . .       0.55      0.13      19 1/4      16
                                   ----------------------------------------
 For the Year 1991 . . . . . .     $ 1.86     $0.13    $ 19 1/4     $10 1/8
                                   ----------------------------------------

(1) Computation based on the average number of shares outstanding. The sum of the quarterly net income amounts does not necessarily equal the amount reported for the year, as per share amounts are computed independently for each quarter and the full year based on respective weighted average common shares outstanding.

The Company's Common Stock, $1.00 par value, is traded on the American Stock Exchange, Inc. under the AMEX ticker symbol "WOR."

On December 31, 1993, the Company had approximately 2,720 record holders of its Common Stock. The Board of Directors discontinued the Company's policy of regular cash dividends on its Common Stock in the second quarter of 1985. The policy was reinstated during the second quarter of 1992. Dividends were paid by subsidiaries prior to merger with the Company during the years 1989, 1990 and 1991. There is no assurance as to future cash dividends as they are dependent upon future earnings, capital requirements and the financial condition of the Company.

The Company is currently restricted from paying cash dividends in excess of certain levels on its Common Stock pursuant to the terms of debt agreements entered into by the Company with its primary lenders. See Note Q of the Notes to Consolidated Financial Statements for a more complete discussion relating to restrictions on the transfer of funds to the Company through dividends, loans or advances from its subsidiaries.

EFFECTS OF INFLATION
     The Company makes pricing and investment decisions based upon anticipated changes in the economic environment. These decisions are based upon an asset/liability management program which seeks to maintain an appropriate balance between interest sensitive assets and liabilities while aggressively pricing services within the competitive constraints of the market. While the effects of inflation cannot be eliminated, the Company has adopted policies which effectively manage the effects of inflation on its operating results.


- ---------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY FINANCIAL DATA (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
- ---------------------------------------------------------------------------------------------------------------------------------
                                        1993                                1992                              1991
                          ----------------------------------- ------------------------------- -----------------------------------
                           FOURTH   THIRD    SECOND   FIRST   FOURTH   THIRD   SECOND  FIRST    FOURTH   THIRD    SECOND   FIRST
                          -------------------------------------------------------------------------------------------------------
Interest income. . . . .  $53,790  $53,221  $52,585   $52,486 $55,400 $57,227 $58,360 $58,98l $60,304  $61,953  $58,685  $59,751
Interest expense . . . .   19,208   19,854   20,038    20,164  21,833  23,848  26,402  27,697  31,982   34,009   31,896   33,843
Net interest
  income . . . . . . . .   34,582   33,367   32,547    32,322  33,567  33,379  31,958  31,284  28,322   27,944   26,789   25,908
Provision for
 loan losses . . . . . .      849      540    2,466       773   1,058     596     832     363      60      743    1,317    1,239
Repurchase agree-
 ment recoveries,
 net . . . . . . . . . .       --      119       --       190      --      --      --      --      --       --       --      794
Other income . . . . . .   15,112   13,897   21,779    15,494  13,754  13,566  16,040  14,098  14,565   14,892   11,902   11,197
Other expense. . . . . .   35,469   33,631   43,221    34,878  35,183  36,930  35,613  36,424  33,303   32,606   31,013   29,384
Income before
 income taxes. . . . . .   13,376   13,212    8,639    12,355  11,080   9,419  11,553   8,595   9,524    9,487    6,361    7,276
Income tax
 expense . . . . . . . .    4,074    4,823    4,003     3,300   1,893   1,239   2,015   1,563     969    1,722      586      635
Change in accounting
 principle . . . . . . .       --       --       --       868      --      --      --      --      --       --       --       --
Net income . . . . . . .  $ 9,302  $ 8,389  $ 4,636   $ 9,923 $ 9,187 $ 8,180 $ 9,538 $ 7,032 $ 8,555  $ 7,765  $ 5,775  $ 6,641
                          ------------------------------------------------------------------------------------------------------
                          ------------------------------------------------------------------------------------------------------
Net income
 per share(1). . . . . .  $  0.55  $  0.50  $  0.28   $  0.59 $  0.55 $  0.49 $  0.57 $  0.43 $  0.55  $  0.50  $  0.37  $  0.43
                          ------------------------------------------------------------------------------------------------------
                          ------------------------------------------------------------------------------------------------------

(1) Computation based on the average number of shares outstanding

EFFECTS OF RECENTLY ADOPTED ACCOUNTING STANDARDS
     In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." Statement 114 prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled-debt restructurings. Statement 114 prescribes that a loan is impaired when it is probable that a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at that loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan.
     Statement 114 must be adopted in 1995. Upon adoption, the impact of initially applying the Statement will be recorded as a provision for loan losses as required by Statement 114. Adoption of this standard is expected to have no material effect on the Company's consolidated financial statements.
     Also in May 1993, the FASB issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities." Statement 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. The Statement prescribes classifying investments into three categories: held to maturity securities, trading securities, and available for sale securities. Held to maturity securities are debt securities that the enterprise has the positive intent and ability to hold to maturity and are reported at amortized cost. Trading securities are debt and equity securities that are bought and held for the purpose of selling in the near term and are reported at fair value, with unrealized gains and losses included in earnings. Available for sale securities are those securities neither classified as held to maturity or trading and are reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity (net of tax effects).
     Statement 115 must be adopted in 1994. Upon adoption, the Company plans to transfer a portion of its securities currently accounted for at amortized cost to the available for sale category with the unrealized holding gain or loss, net of tax, reported as an adjustment to a separate component of stockholders' equity. Adoption of this standard is not expected to have a material effect on the Company's consolidated financial statements.
     In February 1992, the FASB issued Statement No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     The Company adopted Statement 109 during 1993. The cumulative effect of this change in accounting for income taxes of $868,000 is reported separately in the consolidated statement of earnings for the year ended December 31, 1993.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING
- -------------------------------------------------------------------------------

The management of Worthen Banking Corporation ("WBC") is responsible for the integrity and objectivity of the financial statements and other financial information contained in the Annual Report. The financial statements and related information were prepared in accordance with generally accepted accounting principles, based on recorded transactions and management's best judgments and estimates, in order to set forth a fair presentation of financial position and results of operations.

WBC and its subsidiaries maintain a system of internal accounting control designed to provide reasonable assurance that assets are safeguarded and that the Company's books and records reflect accurately the transactions of the Company. This system is augmented by written policies, operating procedures, and a strong program of internal audit and loan review.

The Board of Directors oversees these financial statements through an audit committee comprised solely of outside directors. The committee meets periodically with the internal auditors and management to monitor the discharge of each of its responsibilities. The independent auditors, who are engaged to express an opinion on the financial statements, meet periodically with and have free access to the committee, without management present, to discuss control, audit and financial matters.

KPMG Peat Marwick, certified public accountants, has been engaged to audit the financial statements of WBC and its subsidiaries. Their report on WBC's financial statements is set forth below.


Curt Bradbury                                     Andrew T. Melton
Chairman, President and                           Executive Vice President and
Chief Executive Officer                           Chief Financial Officer

REPORT OF INDEPENDENT AUDITORS
- -------------------------------------------------------------------------------

The Board of Directors and Stockholders
Worthen Banting Corporation:

We have audited the accompanying consolidated balance sheet of Worthen Banking Corporation and Subsidiaries as of December 31, 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Worthen Banking Corporation and Subsidiaries at December 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

We previously audited and reported on the consolidated financial statements of Worthen Banking Corporation and Subsidiaries as of and for the years ended December 31, 1992 and 1991, prior to their restatement for the 1993 pooling of interests. The contribution of Worthen Banking Corporation and Subsidiaries to total assets represented 79% and 78% of the respective restated totals as of December 31, 1992 and 1991; and, the contribution of Worthen Banking Corporation and Subsidiaries to net interest income and net income represented 78% and 90% of the respective restated totals for 1992 and 75% and 80% of the respective restated totals for 1991. Separate financial statements of the other companies included in the 1992 and 1991 restated consolidated financial statements were audited and reported on separately by other auditors. We also audited the combination of the accompanying consolidated financial statements as of and for the years ended December 31, 1992 and 1991, after restatement for the 1993 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note B of notes to consolidated financial statements.

As discussed in Note R to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in 1993.

                                                             KPMG Peat Marwick
Little Rock, Arkansas
February 25, 1994

                                                     WORTHEN BANKING CORPORATION


- ------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share data)
- ------------------------------------------------------------------------------------------------------------------------
                                                                                              DECEMBER 31
                                                                                 ---------------------------------------
                                                                                     1993         1992         1991
                                                                                 ---------------------------------------
ASSETS
  Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . .     $  187,314  $    194,819 $    192,221
  Interest bearing deposits with other banks . . . . . . . . . . . . . . . .          1,232         1,243       27,148
  Federal funds sold and securities purchased under agreement
    to resell. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         82,063       190,958      195,293
  Trading account assets . . . . . . . . . . . . . . . . . . . . . . . . . .         65,324        37,462       34,111
  Investment securities (market value - $1,459,764, $1,362,415 and
    $1,180,605 at December 31, 1993, 1992 and 1991, respectively). . . . . .      1,446,259     1,345,078    1,147,849
  Loans, net of unearned interest of $986, $1,775 and $3,293
    in 1993, 1992 and 1991, respectively . . . . . . . . . . . . . . . . . .      1,647,019     1,561,135    1,426,687
     Less: Allowance for loan losses . . . . . . . . . . . . . . . . . . . .        (33,300)      (30,145)     (30,792)
                                                                                 ---------------------------------------
        Net Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,613,719     1,530,990    1,395,895
                                                                                 ---------------------------------------
  Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . .        101,347        98,533       83,863
  Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         81,824        70,589       64,668
                                                                                 ---------------------------------------
        Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $3,579,082    $3,469,672   $3,141,048
                                                                                 ---------------------------------------
                                                                                 ---------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
       Non-interest bearing. . . . . . . . . . . . . . . . . . . . . . . . .     $  596,514    $  546,662   $  456,555
       Interest bearing. . . . . . . . . . . . . . . . . . . . . . . . . . .      2,446,105     2,491,724    2,309,358
                                                                                 ---------------------------------------
           Total Deposits. . . . . . . . . . . . . . . . . . . . . . . . . .      3,042,619     3,038,386    2,765,913
  Federal funds purchased and securities sold under agreement
       to repurchase . . . . . . . . . . . . . . . . . . . . . . . . . . . .        127,980       101,124       98,154
  Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . .         57,838        20,571       26,328
  Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28,438        31,407       31,769
  Capital lease obligations. . . . . . . . . . . . . . . . . . . . . . . . .          1,951         2,146        2,320
  Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         43,608        25,626       15,055
  Capital notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --         9,561       10,804
                                                                                 ---------------------------------------
           Total Liabilities . . . . . . . . . . . . . . . . . . . . . . . .      3,302,434     3,228,821    2,950,343
                                                                                 ---------------------------------------
  Commitments and contingencies
  Stockholders' equity:
       Preferred Stock, par value $25 per share - authorized 400,000
         shares, none issued . . . . . . . . . . . . . . . . . . . . . . . .             --            --           --
       Common Stock, par value $1 per share - authorized 40,000,000 shares, issued 17,011,783, 16,707,289 and 15,484,914 in 1993,
         1992,and 1991, respectively . . . . . . . . . . . . . . . . . . . .         17,012        16,707       15,485
       Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . .        164,438       157,898      141,038
       Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . .         95,426        66,311       34,247
         Less cost of 8,106, 2,265 and 2,265, respectively, shares of
           Common Stock in treasury. . . . . . . . . . . . . . . . . . . . .           (228)          (65)         (65)
                                                                                 ---------------------------------------
         Total Stockholders' Equity. . . . . . . . . . . . . . . . . . . . .        276,648       240,851      190,705
                                                                                 ---------------------------------------
             Total Liabilities and Stockholders' Equity. . . . . . . . . . .     $3,579,082    $3,469,672   $3,141,048
                                                                                 ---------------------------------------
                                                                                 ---------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                     WORTHEN BANKING CORPORATION

- ------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except share data)

- ------------------------------------------------------------------------------------------------------------
                                                                                 YEAR ENDED DECEMBER 31
                                                                           ----------------------------------
                                                                               1993        1992       1991
                                                                           ----------------------------------
INTEREST INCOME:
  Loans, including fees. . . . . . . . . . . . . . . . . . . . . . . .     $  133,536  $  139,625  $  156,334
  Investment securities:
    Taxable                                                                    70,479      79,082      70,877
    Tax exempt . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,034       1,627       1,173
                                                                            ---------------------------------
      Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         73,513      80,709      72,050
                                                                            ---------------------------------
  Other interest income. . . . . . . . . . . . . . . . . . . . . . . .          5,033       9,634      12,309
                                                                            ---------------------------------
   Total Interest Income . . . . . . . . . . . . . . . . . . . . . . .        212,082     229,968     240,693
                                                                            ---------------------------------
INTEREST EXPENSE:
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         71,625      92,778     122,714
  Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . .          3,553       3,276       5,199
  Long-term borrowings . . . . . . . . . . . . . . . . . . . . . . . .          4,086       3,726       3,817
                                                                            ---------------------------------
      Total Interest Expense . . . . . . . . . . . . . . . . . . . . .         79,264      99,780     131,730
                                                                            ---------------------------------
Net Interest Income. . . . . . . . . . . . . . . . . . . . . . . . . .        132,818     130,188     108,963
Provision for Loan Losses. . . . . . . . . . . . . . . . . . . . . . .          4,628       2,849       3,359
                                                                            ---------------------------------
Net Interest Income After Provision for Loan Losses  . . . . . . . . .        128,190     127,339     105,604
                                                                            ---------------------------------

OTHER INCOME:
     Service charges on deposit accounts . . . . . . . . . . . . . . .         22,915      22,757      18,964
     Trust fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .          9,772       9,325       8,270
     Full service and discount brokerage commissions . . . . . . . . .          6,334       5,299       3,274
     Investment security gains . . . . . . . . . . . . . . . . . . . .          5,446         283       2,079
     Repurchase agreement recoveries, net. . . . . . . . . . . . . . .            309          --         794
     Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21,815      19,794      19,969
                                                                            ---------------------------------
         Total Other Income. . . . . . . . . . . . . . . . . . . . . .         66,591      57,458      53,350
                                                                            ---------------------------------
OTHER EXPENSE:
  Salaries and employee benefits . . . . . . . . . . . . . . . . . . .         66,834      66,909      58,969
  Net occupancy expense. . . . . . . . . . . . . . . . . . . . . . . .         13,783      13,389      13,434
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         66,582      63,852      53,903
                                                                            ---------------------------------
      Total Other Expense. . . . . . . . . . . . . . . . . . . . . . .        147,199     144,150     126,306
                                                                            ---------------------------------
Income before income taxes and cumulative effect of a change in
  accounting principle . . . . . . . . . . . . . . . . . . . . . . . .         47,582      40,647      32,648
Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         16,200       6,710       3,912
                                                                            ---------------------------------
Income before cumulative effect of a change in accounting principle. .         31,382      33,937      28,736
Cumulative effect of a change in accounting principle  . . . . . . . .            868          --          --
                                                                            ---------------------------------
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   32,250  $   33,937  $   28,736
                                                                            ---------------------------------
                                                                            ---------------------------------
INCOME PER SHARE:
  Income before cumulative effect of a change in accounting principle.     $     1.87  $     2.05  $     1.86
  Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1.92        2.05        1.86
  Weighted average number of shares outstanding during the year. . . .     16,817,339  16,589,066  15,481,724

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                     WORTHEN BANKING CORPORATION

- ------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Dollars in thousands, except share data)
- ------------------------------------------------------------------------------------------------------------------------
                                                              ADDITIONAL                COST OF
                                                     COMMON     PAID-IN    RETAINED   COMMON STOCK
                                                      STOCK     CAPITAL    EARNINGS   IN TREASURY    TOTAL
                                                   ------------------------------------------------------------
Balances at December 31, 1990. . . . . . . . . . . $  15,484   $141,024   $  7,510   $   (65)      $163,953
 Net income for the year . . . . . . . . . . . . .        --         --     28,736        --         28,736
 Dividends paid by subsidiaries prior
   to merger . . . . . . . . . . . . . . . . . . .        --         --     (1,999)       --         (1,999)
  Common stock issued
   Stock Option Plan (1,250 shares). . . . . . . .         1         14         --        --             15
                                                   ------------------------------------------------------------
Balances at December 31, 1991. . . . . . . . . . .    15,485    141,038     34,247       (65)       190,705
                                                   ------------------------------------------------------------

 Net income for the year . . . . . . . . . . . . .        --         --     33,937        --         33,937
  Capital contribution resulting
   from termination of deferred
   compensation agreement. . . . . . . . . . . . .        --        886         --        --            886
 Payment for fractional shares arising
   from reverse stock split of subsidiary
   stock . . . . . . . . . . . . . . . . . . . . .        --         12         --        --             12
 Cash dividends declared-$0.15 a share . . . . . .        --         --     (1,873)       --         (1,873)
 Common stock issued:
   Stock option plan (22,375 shares) . . . . . . .        22        242         --        --            264
   Acquisition of subsidiary (1,200,000 shares). .     1,200     15,720         --        --         16,920
                                                   ------------------------------------------------------------
Balances at December 31, 1992. . . . . . . . . . .    16,707    157,898     66,311       (65)       240,851
                                                   ------------------------------------------------------------
 Net income for the year . . . . . . . . . . . . .        --         --     32,250        --         32,250
  Cash dividends declared-$0.20 a share  . . . . .        --         --     (3,135)       --         (3,135)
 Acquisition of treasury shares for stock option
  plan . . . . . . . . . . . . . . . . . . . . . .        --         --         --      (163)          (163)
 Common stock issued:
   Stock option plan (54,311 shares) . . . . . . .        55        591         --        --            646
   Acquisition of subsidiary (250,183 shares). . .       250      5,949         --        --          6,199
                                                   ------------------------------------------------------------
Balances at December 31, 1993. . . . . . . . . . . $  17,012   $164,438   $ 95,426  $   (228)      $276,648
                                                   ------------------------------------------------------------
                                                   ------------------------------------------------------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                     WORTHEN BANKING CORPORATION


CONSOLIDATED STATEMENTS OF CASH FlOWS (Dollars in thousands)

                                                                              YEAR ENDED DECEMBER 31
                                                                       --------------------------------
                                                                           1993        1992        1991
                                                                       ---------------------------------
OPERATING ACTIVITIES
 Net Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  32,250   $  33,937   $  28,736
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization . . . . . . . . . . . . . . . . . . .    26,778      26,612      15,732
   Provision for loan losses . . . . . . . . . . . . . . . . . . . . .     4,628       2,849       3,359
   Writedowns of properties acquired in settlement of loans. . . . . .       420       1,026         825
   Loans for resale (trading assets) funded. . . . . . . . . . . . . .  (364,240)   (199,331)   (191,102)
   Loans for resale (trading assets) sold  . . . . . . . . . . . . . .   336,378     195,980     170,289
   Gain on sale of investment securities . . . . . . . . . . . . . . .    (5,446)       (283)     (2,079)
   Increase in other assets. . . . . . . . . . . . . . . . . . . . . .   (12,425)     (5,118)    (10,174)
   Decrease in other liabilities . . . . . . . . . . . . . . . . . . .    (3,987)       (353)     (7,527)
                                                                       ---------------------------------

     Net Cash Provided by Operating Activities . . . . . . . . . . . .    14,356      55,319       8,059
                                                                       ---------------------------------

INVESTING ACTIVITIES
   Maturities of investment securities . . . . . . . . . . . . . . . .   828,503     953,547     499,319
   Proceeds from sale of investment securities . . . . . . . . . . . .    79,817      47,704     144,475
   Purchases of investment securities. . . . . . . . . . . . . . . . .  (990,952) (1,136,012) (1,153,187)
   Net decrease (increase) in short-term investments . . . . . . . . .   108,906      33,990      (2,057)
   Net decrease (increase) in loans. . . . . . . . . . . . . . . . . .   (20,335)     (3,364)    236,125
   Purchases of premises and equipment . . . . . . . . . . . . . . . .    (8,464)     (8,890)    (15,399)
   Proceeds from sale of properties acquired in settlement ofloans . .     5,548       5,083       5,767
   Purchase of certain assets and deposit liabilities  . . . . . . . .       --           --      (5,476)
   Net cash received (paid) in acquisition of subsidiary . . . . . . .      (618)        861          --
   Purchase of allowance for loan losses . . . . . . . . . . . . . . .        --          --         873
   Purchase of minority interest in subsidiary . . . . . . . . . . . .        --         (42)         --
                                                                       ---------------------------------
     Net Cash Provided (Used) by Investing Activities. . . . . . . . .     2,405    (107,123)   (289,560)
                                                                       ---------------------------------

FINANCING ACTIVITIES
   Net increase in noninterest bearing deposits. . . . . . . . . . . .    40,858      56,159      64,810
   Net increase (decrease) in interest bearing deposits. . . . . . . .  (117,892)     (3,641)    211,850
   Principal payments on long-term borrowings. . . . . . . . . . . . .   (29,690)     (4,687)     (3,920)
   Principal payments on capital leases. . . . . . . . . . . . . . . .      (195)       (174)       (218)
   Net increase (decrease) in short-term borrowings. . . . . . . . . .    26,142      (5,757)      2,289
   Dividends paid. . . . . . . . . . . . . . . . . . . . . . . . . . .    (3,135)     (1,873)     (1,999)
   Acquisition of treasury shares. . . . . . . . . . . . . . . . . . .      (163)         --          --
   Proceeds from issuance of common stock. . . . . . . . . . . . . . .       646         264          15
   Proceeds from long-term borrowings. . . . . . . . . . . . . . . . .    43,000      15,000          --
   Net increase (decrease) in federal Rinds purchased and
    securities sold under agreement to repurchase. . . . . . . . . . .    25,724         354      (7,546)
   Principal payments on capital notes . . . . . . . . . . . . . . . .    (9,561)     (1,243)         --
                                                                       ---------------------------------
        Net Cash Provided (Used) by Financing Activities . . . . . . .   (24,266)     54,402     265,281
                                                                       ---------------------------------

   Increase (Decrease) in Cash and Cash Equivalents  . . . . . . . . .    (7,505)      2,598     (16,220)
   Cash and Cash Equivalents at beginning of year  . . . . . . . . . .   194,819     192,221     208,441
                                                                       --------------------------------
     Cash and Cash Equivalents at end of year. . . . . . . . . . . . . $ 187,314   $ 194,819   $ 192,221
                                                                       --------------------------------
                                                                       --------------------------------

   Supplemental disclosures of cash flow information:
     Cash paid for interest. . . . . . . . . . . . . . . . . . . . . .  $ 82,123   $ 103,587   $ 153,066
     Cash paid for income taxes. . . . . . . . . . . . . . . . . . . . $  17,863   $  10,862   $   4,908
                                                                       --------------------------------
                                                                       --------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                     WORTHEN BANKING CORPORATION


- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED (Dollars in thousands)
- --------------------------------------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31
                                                                                     ------------------------------
                                                                                         1993        1992     1991
                                                                                     ------------------------------
Supplemental schedule of noncash transactions
       Fair market value of assets acquired and liabilities assumed upon acquisition:
       Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  3,588  $   16,611   $    -
       Federal funds sold and securities purchased under agreement to resell . . .           -       3,750
       Investment securities . . . . . . . . . . . . . . . . . . . . . . . . . . .      25,590      76,021
       Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      67,914     136,446
       Allowance for loan losses . . . . . . . . . . . . . . . . . . . . . . . . .        (892)     (1,690)
       Premises and equipment. . . . . . . . . . . . . . . . . . . . . . . . . . .       2,428      13,964
       Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10,378      11,019
       Non-interest bearing deposits . . . . . . . . . . . . . . . . . . . . . . .      (8,994)    (33,948)
       Interest bearing deposits . . . . . . . . . . . . . . . . . . . . . . . . .     (72,273)   (186,007)
       Federal funds purchased and securities under agreement to
        repurchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (1,132)     (2,616)
       Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . .     (11,125)          -
       Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (1,018)       (880)
       Long-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . .      (4,059)         --
                                                                                      -----------------------------
       Fair market value of net assets acquired including goodwill . . . . . . . .      10,405      32,670
       Loss common stock issued. . . . . . . . . . . . . . . . . . . . . . . . . .      (6,199)    (16,920)
                                                                                      -----------------------------
       Cash paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,206      15,750
       Cash acquired . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,588      16,611
                                                                                      -----------------------------
     Net cash received (paid) in
       acquisition of subsidiary . . . . . . . . . . . . . . . . . . . . . . . . .    $   (618)  $     861   $    -
                                                                                      -----------------------------
                                                                                      -----------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
                                                     WORTHEN BANKING CORPORATION

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Worthen Banking Corporation (The "Company" or "WBC") is a multibank holding company which offers through its subsidiaries a diversified range of banking and financial services to retail and commercial customers. The Company's revenues and net income are derived principally from its bank subsidiaries. WBC is subject to competition from other financial institutions. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. The financial statements have been prepared in conformity with generally accepted accounting principles. The Company's financial statements have been restated to reflect the 1993 acquisition of The Union of Arkansas Corporation using the pooling-of-interests method of accounting.

CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES: Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts. The adjusted cost of the specific security sold is used to compute gain or loss on the sale of investment securities. It is a policy of the Company that all securities purchased will be held until the final maturity of the instrument. The Company has both the intent and the ability to hold securities until their final maturity. No securities are held for trading purposes. Certain investment securities are sold prior to final maturity due to risk changes subsequent to initial purchase or for liquidity needs.

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This statement is effective for fiscal years beginning after December 15, 1993, with earlier application allowed. The Company has elected to defer adoption of this statement until January 1, 1994. It is estimated that adoption of Statement 115 will have no material effect upon the 1994 consolidated financial statements.

TRADING ACCOUNT ASSETS: Trading account assets consist solely of real estate loans held for resale by the Company's mortgage banking subsidiary. Trading account assets are valued at the lower of cost or market on an aggregate basis.

REVENUE RECOGNITION: Interest on loans other than installment loans is credited to operations when earned on the simple interest method. Interest on installment loans is credited to operations when earned on either the simple interest method or the sum of the years' digits method, depending on the terms of the loan agreement. Loans are placed on non-accrual status when, in the opinion of management, the collection of additional interest is unlikely or a specified loan meets the criteria for nonaccrual status established by regulatory authority - when principal or interest is in default for 90 days or more unless the loans are well-secured and in the process of collection. No interest is recorded on nonaccrual loans unless principal payments are current, the loan is well-secured, and cash is received. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to remain current on payments.

LEASE FINANCING: In prior years the Company provided equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values. Unearned income on direct financing leases is amortized over the lease terms resulting in an approximately level rate of return.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is maintained at a level management believes is adequate to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on the ongoing evaluation of internally identified problem loans, historical loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, the estimated value of underlying collateral and other relevant factors.

PREMISES AND EQUIPMENT: Premises and equipment owned by the Company are stated at cost, less accumulated depreciation and amortization. Premises and equipment leased by the Company under capital leases are stated at an amount equal to the present value of the minimum lease payments during the lease term less accumulated amortization. The provision for depreciation and capital lease amortization (included in depreciation and amortization expense) is computed generally by the straight-line method.

PROPERTIES ACQUIRED IN SETTLEMENT OF LOANS: Properties acquired in settlement of loans, included in Other Assets in the consolidated financial statements, consist of properties acquired through foreclosure or otherwise in settlement of debt. These properties are initially recorded at the lower of cost or current fair value determined by appraisal at foreclosure. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Carrying values are subsequently reduced through a charge to operations when current appraisals indicate a decline in value. At December 31, 1993, 1992 and 1991, these properties amounted to $4,842,000, $8,076,000 and $8,148,000, respectively.

EXCESS COSTS OF PURCHASED SUBSIDIARIES: Unamortized costs of purchased subsidiaries in excess of the fair value of underlying net tangible assets acquired are included in other assets in the consolidated financial statements and aggregated $23,080,000, $15,481,000 and $10,813,000 (net of accumulated amortization of $24,927,000, $23,980,000 and $22,788,000) at December 31, 1993,
1992 and 1991, respectively. A portion of such excess costs was allocated to values associated with the future earnings potential of acquired deposits and was being amortized over the estimated life of the deposits, an average of approximately five years. The cost so identified was $ 162,000, net of amortization, at December 31, 1991, which became fully amortized during 1992. The remaining costs (goodwill) are being amortized by the straight-line method over 15 and 25-year periods for purchases after 1982 and over a 40-year period for purchases prior to 1983.

INCOME TAXES: In February, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of earnings.

The Company previously used the asset and liability method under Statement 96. Under the asset and liability method of Statement 96, deferred tax assets and liabilities were recognized for all events that had been recognized in the financial statements. Under Statement 96, the future tax consequences of recovering assets or settling liabilities at their financial statement carrying amounts were considered in calculating deferred taxes. Generally Statement 96 prohibited consideration of any other future events in calculating deferred taxes.

CASH EQUIVALENTS: For presentation of the Statement of Cash flows, cash equivalents include cash and amounts due from banks.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (Statement 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth in the following notes to the consolidated financial statements. The carrying amounts for cash and due from banks, interest bearing deposits with other banks and federal funds sold and securities purchased under agreement to resell approximate fair value because of their short maturities and they do not present unanticipated credit concerns. Fair value estimates for other financial instruments are based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a substantial trust operation that contributes net fee income annually. The trust operation is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, deferred tax benefits, and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

INCOME PER SHARE: Per common share amounts were computed by dividing net income by the weighted average number of shares outstanding during the period.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications have no effect on net earnings for 1992 and 1991.

NOTE B - ACQUISITIONS

On July 1, 1991, Worthen National Bank of Arkansas, Little Rock ("WNBA") acquired approximately $153 million of certain assets and deposit liabilities from One National Bank, located in North Little Rock, Arkansas for approximately $5.3 million in cash.

On July 25, 1991, WNBA and Worthen National Bank of Hot Springs assumed approximately $0.3 million in assets and $111 million of the deposit liabilities of three First Savings of Arkansas locations in Little Rock, North Little Rock and Hot Springs from the Resolution Trust Corporation. The
Company paid a premium of approximately $0.4 million to the Resolution Trust Corporation.

On January 31, 1992, the Company purchased 100% of the common stock of First National Bank, Fayetteville, Arkansas from One National BancShares, Inc. for $15,750,000 in cash and the issuance of 1,200,000 shares of the Company's common stock. For the year ended December 31, 1991, First National Bank, Fayetteville reported total assets of $252,237,000, net interest income of $10,587,000 and net income of $3,279,000. Substantially all the assets and liabilities of First National Bank, Fayetteville and Worthen National Bank of Northwest Arkansas were combined as of the date of acquisition. This acquisition was accounted for as a purchase and the results of operations of the bank are included in the Company's 1992 consolidated financial statements from the date of acquisition. The excess of the purchase price over the recorded value of the net assets acquired is $5.4 million and is being amortized over 15 years using the straight line method. The proforma unaudited results of operations for the year ended December 31, 1992, assuming that the acquisition of First National Bank, Fayetteville had been consummated on January 1, 1992, would have been as follows:


(Dollars in thousands, except share data)    YEAR ENDED DECEMBER 31
                                                      1992
                                            ------------------------
Net interest income                              $ 131,078
Net income                                          34,080
Net income per share                             $    2.05


On May 7, 1993, the Company issued 4,550,000 shares of its common stock to acquire all the outstanding common stock of The Union of Arkansas Corporation ("Union"), an Arkansas bank-holding company. The business combination has been accounted for as a pooling-of-interests combination and, accordingly, the Company's historical consolidated financial statements presented in this report have been restated to include the accounts and results of operations of Union as if the companies had always been combined. On December 31, 1992, Union reported total assets of $713,474,000.

The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below:


                                                       FOUR MONTHS ENDED     YEAR ENDED DECEMBER 31
     (Dollars in thousands)                            APRIL 30, 1993            1992     1991
                                                       -----------------     ----------------------
     Interest Income:
       WBC . . . . . . . . . . . . . . . . . . . . .        $57,001            $185,351  $189,054
       Union . . . . . . . . . . . . . . . . . . . .         12,994              44,617    51,639
                                                            -------           ---------------------
                                                            $69,995            $229,968  $240,693
                                                            -------           ---------------------
                                                            -------           ---------------------
     Interest Expense:
       WBC . . . . . . . . . . . . . . . . . . . . .        $22,338            $ 83,408  $107,726
       Union . . . . . . . . . . . . . . . . . . . .          4,286              16,372    24,004
                                                            -------           ---------------------
                                                            $26,624            $ 99,780  $131,730
                                                            -------           ---------------------
                                                            -------           ---------------------
     Net Income:
       WBC . . . . . . . . . . . . . . . . . . . . .        $11,393            $ 30,607  $ 22,884
       Union . . . . . . . . . . . . . . . . . . . .          1,391               3,330     5,852
                                                            -------           ---------------------
                                                            $12,784            $ 33,937  $ 28,736
                                                            -------           ---------------------
                                                            -------           ---------------------

On September 10, 1993, the Company acquired 100% of First Bentonville Bancshares, Inc., the parent corporation of FirstBank of Bentonville, Arkansas ("FirstBank"). WBC paid approximately $3.9 million in cash, $4.1 million in debt repayment and 250,000 newly-issued shares of WBC's common stock. For the year ended December 31, 1992, First Bank reported total assets of $88,546,000, net interest income of $2,826,000 and net income of $805,000. FirstBank was merged into Worthen National Bank of Northwest Arkansas on October 31, 1993. This acquisition was accounted for as a purchase and the results of operations of FirstBank are included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the recorded value of the net assets acquired is $8.4 million and is being amortized over 15 years using the straight line method. The proforma results of operations for 1993 and 1992, assuming that the acquisition of FirstBank had been consummated on January 1, 1992, would have been as follows:



(Dollars in thousands, except share data)         Year ended December 31
                                                      1993        1992
                                                  -----------------------
     Net interest income.......................     $135,752    $133,014
     Net income................................       31,831      34,742
     Net income per share......................     $   1.89    $   2.06


NOTE C - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Company's bank subsidiaries are required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1993 was approximately $43,576,000.


NOTE D - RELATED PARTIES

The Company and its subsidiaries have granted loans to certain officers, directors and principal stockholders of the Company and its subsidiaries and to their associates. The aggregate dollar amount of these loans was $73,079,000, $67,325,000 and $74,371,000 at December 31, 1993, 1992 and 1991,
respectively. During 1993, $108,273,000 of new loans were made and repayments totaled $102,519,000. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.

Transactions with corporations controlled by the Company's principal stockholders and their various affiliated interests during 1993, 1992 and 1991 included brokerage commissions, marketing and finders fees received by the Company's investment advisory, full service and discount brokerage services ($6,498,000, $5,210,000 and $2,950,000 in 1993, 1992 and 1991, respectively) net of commissions retained by the related party ($2,585,000, $2,164,000 and $1,407,000, in 1993, 1992 and 1991, respectively); payments by the Company for subscriptions to investment advisory resource services ($154,000, $104,000 and $79,000 in 1993, 1992 and 1991, respectively); payments to the Company's banking subsidiaries for the rental of bank premises ($102,000, $98,000 and $96,100 in 1993, 1992 and 1991, respectively); payments by the Company for consulting fees ($726,000 and $191,000 in 1993 and 1991, respectively); payments by the Company for data processing services ($6,367,000, $5,664,000 and $5,615,000 in 1993,
1992 and 1991, respectively). Payments were made by the Company to entities controlled by the Company's principal stockholders for the rental of bank premises ($455,000 in 1993); and the Company received $950,000 from principal stockholders for the sale of an airplane under the terms of the agreement to purchase Union.

Additional transactions with related parties included: the purchase of residences of current and former officers for $299,000, $283,000 and $494,500 in 1993, 1992 and 1991, respectively, all of which have subsequently been sold at losses immaterial to the financial statements on a consolidated basis; insurance premiums paid to a company associated with a member of the Board of Directors aggregating $1,157,000, $1,040,000 and $1,152,000 in 1993,
1992 and 1991; and payments of principal and interest to entities related to certain directors and executive officers totaling $68,000 for each year of 1992 and 1991, respectively.

NOTE E - INVESTMENT SECURITIES

Carrying value and fair values of investment securities are as follows:

- ------------------------------------------------------------------------------
(Dollars in thousands)
- ------------------------------------------------------------------------------
                                       U.S. TREASURY SECURITIES
                                       AND OBLIGATIONS OF OTHER     OBLIGATIONS OF STATES
                                       U.S. GOVERNMENT AGENCIES         AND POLITICAL          OTHER
                                           AND CORPORATIONS             SUBDIVISIONS         SECURITIES                 TOTAL
                                       ------------------------     ----------------------   ----------              ----------

DECEMBER 31, 1993:
     Carrying value. . . . . . . . . . . . .          $1,269,077              $97,077        $     80,105           $ 1,446,459
     Unrealized gains. . . . . . . . . . . .              13,226                3,436                 287                16,949
     Unrealized losses . . . . . . . . . . .              (2,876)                (554)                (14)               (3,444)
                                                      ----------   --------   ------------    -----------           -----------
     Fair value. . . . . . . . . . . . . . .          $1,279,427               99,959        $     80,378           $ 1,459,764
                                                      -------------------------------------------------------------------------
December 31, 1992:
     Carrying value. . . . . . . . . . . . .          $1,169,363              $64,288        $    111,427           $ 1,345,078
     Unrealized gains. . . . . . . . . . . .              18,505                2,478                 492                21,475
     Unrealized losses . . . . . . . . . . .              (3,026)              (1,085)                (27)               (4,138)
                                                      ----------   -------    ------------    -----------           -----------
     Fair value. . . . . . . . . . . . . . .          $1,184,842              $65,681        $    111,892           $ 1,362,415
                                                      -------------------------------------------------------------------------

December 31, 1991:
     Carrying value. . . . . . . . . . . . .          $1,000,554              $29,964        $    117,331           $ 1,147,849
     Unrealized gains. . . . . . . . . . . .              31,081                1,956                 911                33,948
     Unrealized losses . . . . . . . . . . .                (383)                 (25)               (784)               (1,192)
                                                      ----------   -------    ------------    -----------           -----------
     Fair value. . . . . . . . . . . . . . .          $1,031,252              $31,895        $    117,458           $ 1,180,605
                                                      -------------------------------------------------------------------------
                                                      -------------------------------------------------------------------------

Unrealized gains/losses of investment securities by maturity are as follows:

- ---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
- ---------------------------------------------------------------------------------------------------------------------------------
                                                    UNDER         1-5        5-10        OVER 10       NO FIXED
                                                   1 YEAR        YEARS      YEARS         YEARS        MATURITY          TOTAL
                                                 ---------    ---------   ---------     --------       -------       ----------
December 31, 1993:
     Carrying value. . . . . . . . . . . . .     $ 369,894    $ 678,214   $ 226,397     $165,858       $ 5,896       $1,446,259
     Unrealized gains. . . . . . . . . . . .         1,549        9,488       3,386        2,526            --           16,949
     Unrealized losses . . . . . . . . . . .          (238)      (1,433)     (1,445)        (328)           --           (3,444)
                                                 ---------    ---------   ---------     --------       -------       ----------
     Fair value. . . . . . . . . . . . . . .     $ 371,205     $686,269    $228,338     $168,056       $ 5,896      $ 1,459,764

                                                 --------------------------------------------------------------------------------
December 31, 1992:
     Carrying value. . . . . . . . . . . . .      $407,508     $593,383    $130,650     $208,534       $ 5,003      $ 1,345,078
     Unrealized gains. . . . . . . . . . . .         2,033        7,874       5,647        5,921            --           21,475
     Unrealized losses . . . . . . . . . . .          (140)      (1,804)     (1,141)      (1,053)           --           (4,138)
                                                 ---------    ---------   ---------     --------       -------       ----------
     Fair value. . . . . . . . . . . . . . .      $409,401     $599,453    $135,156     $213,402       $ 5,003       $1,362,415
                                                 --------------------------------------------------------------------------------

December 31, 1991:
     Carrying value. . . . . . . . . . . . .      $365,970     $357,987   $ 114,413     $305,395       $ 4,084      $ 1,147,849
     Unrealized gains. . . . . . . . . . . .         5,004       12,924       7,123        8,897            --           33,948
     Unrealized losses . . . . . . . . . . .          (186)        (255)       (420)        (331)           --           (1,192)
                                                 ---------    ---------   ---------     --------       -------       ----------
     Fair value. . . . . . . . . . . . . . .      $370,788     $370,656    $121,116     $313,961       $ 4,084       $1,180,605
                                                 --------------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------------


The fair value of investment securities, except certain obligations of states and political subdivisions, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain obligations of states and political subdivisions is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Investment securities with a carrying value of approximately $505,452,000, $525,783,000 and $409,289,000 were pledged as collateral to secure public deposits and for other purposes at December 31, 1993, 1992 and 1991, respectively. There are no investments in securities of issuers other than the U.S. Government, U. S. Government Agencies or government sponsored enterprises for which aggregate book value exceeds ten percent of equity capital as of December 31, 1993. Collateralized mortgage obligations are presented at their stated, scheduled maturity.


Summary of sales of investment securities:
- -------------------------------------------------------------------------------
(Dollars in thousands)                                1993    1992      1991
- -------------------------------------------------------------------------------
Proceeds from sales of investment securities ....  $ 79,817  $ 47,704  $144,475
Gross gains realized ............................     5,448       341     2,114
Gross losses realized............................         2        58        35
                                                    ---------------------------
                                                    ---------------------------

NOTE F - LOAN DISTRIBUTION, ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING LOANS


A summary of loan distribution is as follows:
- -------------------------------------------------------------------------------
(Dollars in thousands)                            1993      1992         1991
- -------------------------------------------------------------------------------
Commercial, financial and agricultural......  $  437,072  $ 398,230   $ 345,782
Bankers' acceptances and commercial paper...      --         86,966     147,073
Real estate mortgage........................     710,955    635,521     558,872
Real estate construction....................      73,241     60,074      49,280
Installment and other.......................     425,354    380,572     328,797
Direct lease financing......................       1,383      1,547         176
Unearned interest...........................        (986)    (1,775)     (3,293)
                                              ----------------------------------
   Total                                      $1,647,019  $1,561,135  $1,426,687
                                              ---------------------------------
                                              ---------------------------------


Summarized below are the transactions in the allowance for loan losses for the years ended December 31:
- -------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                               1993           1992         1991
- -------------------------------------------------------------------------------------------------------
Balance at January 1...........................................    $ 30,145      $ 30,792      $ 31,242
Allowance of purchased bank at date of acquisition.............         892         1,690           873
Provision for loan losses .....................................       4,628         2,849         3,359
Net charge-offs:
   Chargeoffs..................................................       6,004         8,422         8,550
   Recoveries..................................................       3,639         3,236         3,868
                                                                   ------------------------------------
Net chargeoffs.................................................      (2,365)       (5,186)       (4,682)
                                                                   ------------------------------------
Balance at December 31.........................................    $ 33,300      $ 30,145      $ 30,792
                                                                   ------------------------------------
                                                                   ------------------------------------


The following table presents information concerning the aggregate amount of non-performing loans:
- ------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                1993           1992         1991
- ------------------------------------------------------------------------------------------------------
Non-accrual loans1.............................................    $ 16,668       $ 18,260     $ 17,675
Accruing loans past due 90 days or more as to interest or
 principal payments............................................       1,363          2,616        5,665
Renegotiated loans.............................................          --             --          699
Interest income that would have been recorded under original terms:
 Non-accrual loans ............................................       1,388           1,999       2,038
 Renegotiated loans............................................          --              --          62
Interest income recorded during that period:
     Non-accrual loans.........................................         363             359         293
     Renegotiated loans........................................          --              --          49


1 THERE WERE NO SIGNIFICANT COMMITMENTS TO LEND ADDITIONAL FUNDS TO BORROWERS
  INCLUDED IN THIS CATEGORY.

NOTE G - PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

- ------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                          1993       1992      1991
- ------------------------------------------------------------------------------------------------------------
Land and land improvements ................................................    $ 15,935  $ 15,213  $ 14,915
Buildings and building improvements .......................................      97,493    96,803    80,936
Capital building leases ...................................................       3,613     3,682     3,682
Leasehold improvements ....................................................       7,686     4,683     3,804
Furniture, fixtures and equipment .........................................      51,241    52,084    48,565
Construction in progress ..................................................       2,468     1,941     1,468
Less accumulated depreciation and amortization (including $1,089,
  $2,439 and $2,289, in 1993, 1992 and 1991, respectively, related
  to capital leases) ......................................................     (77,089)  (75,873)  (69,507)
                                                                               ----------------------------
    Total .................................................................    $101,347  $ 98,533  $ 83,863
                                                                               ----------------------------
                                                                               ----------------------------

NOTE H - SHORT-TERM BORROWINGS

Short-term borrowings include the following components:

- ------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                           1993       1992      1991
- ------------------------------------------------------------------------------------------------------------
U.S.Treasury notes .........................................................   $ 57,838  $ 17,205  $ 18,407
Notes payable to unrelated bank ............................................          -     3,366     7,921
                                                                               ----------------------------
    Total ..................................................................   $ 57,838  $ 20,571  $ 26,328
                                                                               ----------------------------
                                                                               ----------------------------


NOTE I - LEASES

The Company's subsidiaries lease premises and equipment under agreements which contain options to renew at various dates for periods ranging from approximately five to fifty years. The Company and one of its banking subsidiaries lease premises and equipment from entities related to principal stockholders and directors of the Company. Rental expense for all operating leases amounted to $2,835,000, $3,220,000 and $3,131,000 for 1993, 1992 and
1991, respectively. Future minimum payments, by year and in the aggregate, under the capital leases and non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1993:

- -----------------------------------------------------------------------------
(Dollars in thousands)
- -----------------------------------------------------------------------------
                                                          Capital   Operating
                                                           Leases    Leases
                                                         --------------------
1994 ....................................................  $  413    $  1,860
1995 ....................................................     413       1,586
1996 ....................................................     413       1,538
1997 ....................................................     413       1,325
1998 ....................................................     393       1,262
Thereafter ..............................................     732       4,452
                                                         --------------------
Total minimum lease payments ............................   2,777    $ 12,023
                                                                     --------
                                                                     --------
Less amounts representing interest                            826
                                                          -------
Present value of net minimum capital lease payments ..... $ 1,951
                                                          -------
                                                          -------

NOTE J - LONG-TERM DEBT AND CAPITAL NOTES

Long-term debt consists of the following:
- -----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                          1993          1992       1991
- -----------------------------------------------------------------------------------------------------------------
Parent company promissory notes:
  Payable to several institutional investors with Continental
    Bank, N.A., Chicago, Illinois as agent. The three notes
    provide for payment of interest only semi-annually with principal payable at maturity. Maturities are $10 million due in 1998 priced to yield 7.21%, $10 million due in 1999 priced to yield
    7.56% and $23 million due in 2000 priced to yield 7.81%. The terms of the note agreement include certain covenants which provide, among other things, restrictions relating to various financial ratios, maintenance of minimum levels of equity, limitations on the payment of dividends and the incurrence of
    additional debt. These notes are unsecured ..........................       $ 43,000    $    -       $    -
  Payable to an unrelated bank (three notes) at interest rates ranging from the bank's prime lending rate plus 1/2% (6.5%
    at December 31, 1992) to 7.84%. All notes were retired in May
    1993. The notes were collateralized by certain of the Company's common stock ownership in its subsidiaries excluding
    those pledged below ..................................................             -    20,630        7,700
 Payable to individuals at an interest rate of 9% in equal annual installments through 1992 (net of unamortized discount of $47 in 1991 based on imputed interest rate of 13%) collateralized
    by Worthen National Bank of Northwest Arkansas common stock...........             -         -        1,469
 Payable to individuals at interest rates ranging from 7% to 10%
    in monthly and annual installments through 1994 (net of
    unamortized discount of $558 and $692 in 1992 and 1991,
    respectively, based on imputed interest rates of 13% and 14%), collateralized by Worthen National Bank of Batesville common
    stock ................................................................            33     3,919        4,350
 Payable to an insurance company at an interest rate of 6.75% in quarterly installments through 1994 (net of unamortized discount of $14, $66 and $142 in 1993, 1992 and 1991, respectively, based on an imputed interest rate of 13%), collateralized by the
    Worthen National Bank of Arkansas building (net book value of
    $11,052, $11,343 and $11,634 in 1993, 1992 and 1991, respectively) ...           566     1,065        1,503
 Other                                                                                 9        12           15
                                                                               --------------------------------
   Total Parent                                                                   43,608    25,626       15,037
Various notes payable by subsidiaries at an interest rate of 10% .........             -         -           18
                                                                               --------------------------------
   Total                                                                         $43,608   $25,626      $15,055
                                                                               --------------------------------
                                                                               --------------------------------

Capital notes are unsecured obligations and consist of the following:              1993      1992       1991
                                                                               --------------------------------

Parent company:
  10% due 1995 (net of $220 owned by a subsidiary bank) (retired
    October 1993) ........................................................     $       -   $ 4,311      $ 4,311

  Prime rate due 1999 (retired May 1993) .................................             -     5,000        5,000
Bank subsidiaries:
  8-1/4% to 9% Series 1984 through 1992 Subordinated Notes ...............             -         -        1,243
  Prime rate due 2001 (retired May 1993) .................................             -       250          250
                                                                               --------------------------------
    Total  ...............................................................      $      -   $ 9,561      $10,804
                                                                               --------------------------------
                                                                               --------------------------------

Annual maturities of long-term debt for 1994 through 1998 are as follows:

- ----------------------------------------------------------------------
                            1994     1995     1996     1997     1998
                            ------------------------------------------
Long-term debt .........    $604     $ 4      $  -     $ -    $ 10,000
                            ------------------------------------------
                            ------------------------------------------


The Company also has an existing line of credit with NationsBank of Texas, N.A. of $20,000,000. No balance is outstanding at December 31, 1993, on this line of credit which expires September 1, 1994.

NOTE K - DEPOSITS

The aggregate amounts of time certificates of deposit in denominations of $100,000 or more at December 31, 1993, 1992 and 1991 were $209,678,000,
$208,990,000 and $206,958,000, respectively. Interest expense on the deposits was $7,179,000, $9,053,000 and $14,932,000 in 1993, 1992 and 1991, respectively.

The average daily amount of total deposits and rates paid are summarized for the periods indicated:

- -----------------------------------------------------------------------------------------------
(Dollars in thousands)                        1993                1992               1991
- -----------------------------------------------------------------------------------------------
                                        Amount    Rate      Amount    Rate      Amount    Rate
                                      ---------------------------------------------------------

Noninterest bearing demand deposits.. $  556,510     -%  $  506,283    -%   $  401,226       -%
Interest bering demand deposits .....  1,007,836  2.16      934,298  2.79      715,382    4.36
Savings deposits ....................    242,969  2.32      221,614  2.78      202,982    3.53
Time deposits .......................  1,210,550  3.65    1,353,314  4.47    1,328,899    6.35
                                      ----------         ----------         ----------
   Total deposits ................... $3,017,865         $3,015,509         $2,648,489
                                      ----------         ----------         ----------
                                      ----------         ----------         ----------

NOTE L - STOCK OPTIONS

The Company grants stock options and/or stock appreciation rights under its 1984 stock option plan, as amended, and its 1993 stock option plan to key officers and employees of the Company and subsidiaries at prices no less than the market price of the Company's common shares on the date of grant.

Transactions in stock options are as follows:

- -----------------------------------------------------------------
(Number of shares)                     1993      1992       1991
- -----------------------------------------------------------------
Outstanding, January 1 .........    529,675   378,425    351,754
Granted ........................    205,850   174,875    135,000
Exercised ......................    (54,311)  (22,375)    (1,250)
Forfeited or canceled ..........     (1,000)   (1,250)  (107,079)
                                    ----------------------------
Outstanding, December 31 .......    680,214   529,675    378,425
                                    ----------------------------
                                    ----------------------------


Generally, stock options are exercisable in specified increments over a nine or ten year period and expire ten years alter date of grant; certain options become exercisable immediately upon occurrence of events specified in the grant. The exercise price may be paid in cash, in already-owned shares, or in a combination of both. At December 31, 1993, 274,745 options were exercisable at prices from $8.75 to $24.25 per share; the weighted average price was $10.88.

In 1987, stock appreciation rights for 115,000 shares and an associated grant of 100,000 options were canceled and reissued at a price of $8.75. DurIng 1991, the expiration of these rights and options was extended an additional five years. The rights are exercisable only for cash limited to the amount of income tax incurred by the optionee upon exercise of the options and rights, as determined by a formula in the grant. The rights are exercisable over a specific period or within one year of a "taxable event," as defined in the grant. There were new grants of options totalIng 205,850 during 1993, 174,875 during 1992 and 135,000 during 1991. At December 31, 1993, 115,000 rights were outstanding and exercisable. Compensation expense of $400,000 and $826,000 was recorded in 1992 and 1991, respectively, for the difference between exercisable stock appreciation rights and the market price of these instruments. No such compensation expense was recognized for 1993.

The 1984 pian authorizes grants of options and rights for an aggregate of 750,000 shares. At December 31,1993, options and rights for 181,948 shares were available to be granted under the 1984 plan. The 1993 plan authorized grants of options and rights for an aggregate of 500,000 shares. At December 31, 1993, options and rights for 298,900 shares were available to be granted under the 1993 plan.

NOTE M - SUPPLEMENTARY INCOME STATEMENT INFORMATION

Other expenses include the following components, with no items except as specified exceeding one percent of total revenue:


- -----------------------------------------------------------------------
(Dollars in thousands)                     1993      1992        1991
- -----------------------------------------------------------------------
Equipment expense .....................  $ 6,857  $  6,650     $  5,918
Professional fees .....................    6,570     8,672        8,193
Data processing fees ..................    7,252     6,163        5,658
Amortization of intangible assets .....    5,600     4,644        3,619
Advertising expense ...................    2,674     3,030        2,683
Business development ..................    3,571     4,222        3,548
Office expense ........................   10,686     9,656        8,984
FDIC insurance ........................    7,028     6,955        5,459
Other .................................   16,344    13,860        9,841
                                         ------------------------------
  Total ...............................  $66,582  $ 63,852     $ 53,903
                                         ------------------------------
                                         ------------------------------

NOTE N - PENSION PLANS

During 1986, the Company instituted a defined contribution savings and profit sharing plan to replace its defined benefit pension plan, which was terminated effective December 31, 1985. All employees are eligible to participate in the defined contribution plan upon attaining a minimum age and period of employment. The plan allows eligible employees to contribute a portion of their salaries to the savings plan and obligates the Company to make contributions equal to fifty percent of matchable compensation, which is the amount of participants' contributions that are not in excess of six percent of their annual compensation determined in accordance with the plan. Additionally, except in certain circumstances, the Company must make an annual contribution of the Company's common stock or of cash to be used to purchase such stock equal to ten percent of participants' matchable compensation. The Company's expense for contributions it made pursuant to the plan was $1,460,000, $1,374,000 and $945,000 for 1993, 1992 and 1991, respectively.

The amount, if any, of the Company's discretionary contribution made pursuant to the profit sharing component of the plan is determined annually by the Board of Directors. In 1993, 1992 and 1991, the Company made discretionary contributions of $306,000, $229,000 and $193,000, respectively.


NOTE O - REPURCHASE AGREEMENT LOSS/RECOVERY

During 1985, WNBA suffered a loss of $52,147,000 in connection with repurchase agreements entered into with Bevill, Bresler and Schulman, Inc. and certain of its affiliates (collectively "BBS") on behalf of a customer. BBS failed to honor the repurchase agreements and subsequently filed bankruptcy. The Company collected $20,000,000 initially from the proceeds of a professional liability insurance policy which was recorded as a reduction of the loss. The Company entered into an agreement with the insurance carrier whereby 40% of bankruptcy distribution recoveries received by WNBA net of 40% of WNBA's expenses incurred in effecting such recoveries would be paid to the carrier. The Company has an additional agreement whereby approximately 21% of BBS recoveries are paid to a separate insurance carrier who provided directors' and officers' liability coverage to the Company.

WNBA received gross recoveries of $783,000 and $2,136,000 in 1993 and 1991, respectively. Payments and accruals of $474,000 and $1,342,000 in 1993 and 1991, respectively, were paid to insurance carriers in accordance with the agreements mentioned above. No gross recoveries were received or payments made during 1992. The distributions received in 1993 are the final recoveries the Company will receive in connection with the BBS bankruptcy.

The United States District Court approved an amended agreement in 1988 which settled all pending shareholder derivative lawsuits arising from, among other matters, the repurchase agreement loss involving the Company and WNBA. The terms of the agreement stipulate a number of actions to be taken by the Company in regards to related party transactions and regulatory compliance among other matters. Management believes that the Company is in compliance with the terms of the settlement agreement.

NOTE P - COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK

Financial instruments with off-balance sheet risk consist of the following:

- -------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
- -------------------------------------------------------------------------------------------------------------------
                                                                                           CONTRACT OF
                                                                                         NOTIONAL AMOUNTS
                                                                                  ----------------------------------
                                                                                    1993         1992         1991
                                                                                  ----------------------------------
Financial instruments whose contract amounts represent credit risk:
     Commitments to extend credit. . . . . . . . . . . . . . . . . . . . . .      $552,575     $224,206     $165,950

     Standby letters of credit and financial guarantees written. . . . . . .        26,854       13,745       14,912
                                                                                  ----------------------------------
                                                                                  ----------------------------------


The financial statements do not reflect various commitments and contingencies, such as commitments to extend credit, letters of credit, guarantees and liabilities for assets held in trust, all of which arise in the normal course of the Company's business. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for balance-sheet instruments. Commitments generally have fixed maturity dates, most of which expire within a year, or other termination clauses and may require payment of a fee. The terms of standby letters of credit are generally less than five years. Fees are recognized as income on the straight-line method over the term of the debt guaranteed. Unearned fee income was not material at December 31, 1993, 1992 or 1991. Potential losses on standby letters of credit are provided for in the allowance for loan losses. The amount and type of collateral obtained upon extension of credit is based upon credit policy. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties. The Company has a diversified loan portfolio with no concentrations of credit risk deemed significant Most of the Company's lending activity is with customers located within the State of Arkansas and the Austin, Texas area.

The fair value of commitments to extend credit, standby letters of credit and financial guarantees would be estimated using the fees currently charged for similar agreements. Due to the insignificance of the fees that would currently be charged for such agreements and the short term nature of current agreements, no fair value estimates have been made for financial instruments with off-balance sheet risk.

In the ordinary course of business, There are various legal proceedings pending against the Company, its subsidiaries and affiliates, most of which are considered litigation incidental to the conduct of business, including, among other matters, defense of routine corporate, employment, banking, lender liability and securities related litigation. Management, alter consultation with legal counsel and based upon available facts and proceedings to date which are preliminary in certain instances, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial position or future results of operations of the Company.


NOTE Q - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Certain restrictions exist regarding the ability of the bank subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency ("OCC") is required for the Company's national bank subsidiaries to pay dividends in excess of earnings retained in the current year plus retained net profits with certain adjustments for the preceding two years.

Under Federal Reserve regulations, the bank subsidiaries are also limited as to the amount they may loan to The Company, unless such loans are collateralized by specified obligations. At December 31, 1993, the maximum amour available for transfer from the banks to the Company in the form of loans approximated 23% of consolidated equity. Under current Federal Reserve regulations, the subsidiary banks are limited to the amount they may loan to other affiliates, including the Company. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of the lender's capital, surplus and undivided profits after adding back the allowance for loan losses.

NOTE R - INCOME TAXES

As discussed in Note A, the Company adopted Statement 109 as of January 1, 1993. In adopting Statement 109, the Company recorded income and a deferred tax asset equal to the cumulative effect of a change in accounting principle of $868,000. In order to fully realize the deferred tax asset the Company will need to generate future federal taxable income of approximately $2,500,000. The Company has federal taxable income and pre-tax book income for the years ended as follows:

- --------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                      1993        1992         1991
- --------------------------------------------------------------------------------------------------------------------------
Taxable income before NOL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $48,279     $35,407     $30,518
Net operating loss deduction (NOL) . . . . . . . . . . . . . . . . . . . . . . . . . .           -           -     (13,669)
Taxable income after NOL deduction . . . . . . . . . . . . . . . . . . . . . . . . . .      48,279      35,407      16,849
Pre-tax book income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47,582      40,647      32,648

In 1991, the Company utilized the remainder of a NOL carryforward which was generated in 1985-1987. Based on the Company's historical and current taxable income before NOL deductions, management believes it is more likely than not that the Company will generate sufficient future federal taxable income in the periods in which the existing deductible temporary differences reverse.

Federal and state income taxes (benefit) consist of the following:

- --------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                      1993        1992         1991
- --------------------------------------------------------------------------------------------------------------------------
Current. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $16,950     $10,243     $ 7,065
Deferred . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (750)     (3,533)     (3,153)
                                                                                           -------------------------------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $16,200     $ 6,710     $ 3,912
                                                                                           -------------------------------
                                                                                           -------------------------------

The reasons for the difference between tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

- --------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                      1993         1992       1991
- --------------------------------------------------------------------------------------------------------------------------
35% of pre-tax income in 1993 and 34%in 1992 and 1991. . . . . . . . . . . . . . . . .     $16,654     $13,820     $11,100
Add (deduct):
  Adjustment to deferred tax assets and liabilities for enacted changes in tax rates .         (93)         --          --
  Tax-free interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (1,328)       (892)       (727)
  Goodwill amortization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         320         191         545
  Discount accretion on long-term debt . . . . . . . . . . . . . . . . . . . . . . . .         216          88         109
  Non-deductible acquisition costs . . . . . . . . . . . . . . . . . . . . . . . . . .         922         429          --
  Utilization of previously unrecognized deferred tax assets . . . . . . . . . . . . .          --      (4,329)     (2,904)
  Prior year over accrual to return. . . . . . . . . . . . . . . . . . . . . . . . . .        (730)       (328)       (189)
  Refunds of prior year taxes and other miscellaneous adjustments
    not previously recorded. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --      (1,474)         --
  Utilization of NOL carryforwards . . . . . . . . . . . . . . . . . . . . . . . . . .          --          --      (4,328)
  Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         239        (795)        306
                                                                                           -------------------------------
    Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $16,200     $ 6,710     $ 3,912
                                                                                           -------------------------------
                                                                                           -------------------------------

The significant components of deferred income tax expense (benefit) attributable to income from continuing operations for the year ended December 31, 1993 are as follows:


- --------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
- --------------------------------------------------------------------------------------------------------------------------
  Deferred tax expense (exclusive of the effects
   of other components listed below) . . . . . . . . . . . . . . . . . . . . . . . . .     $(488)
  Adjustments to deferred tax assets and liabilities
   for enacted changes in tax rates. . . . . . . . . . . . . . . . . . . . . . . . . .       (93)
  Decrease in beginning-of-the-year balance
   of the valuation allowance for deferred tax assets. . . . . . . . . . . . . . . . .      (169)
                                                                                           ------
    Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $(750)
                                                                                           ------
                                                                                           ------

                                       40

For the years ended December 31, 1992 and 1991, deferred income tax benefit results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below:

- --------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                                    1992      1991
- --------------------------------------------------------------------------------------------------------------------------
Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 $   735     $  (174)
Accelerated depreciation for tax purposes. . . . . . . . . . . . . . . . . . . . . . .                    (455)        151
Accrued compensation for financial reporting purposes. . . . . . . . . . . . . . . . .                     469        (345)
Prepaid expenses for financial reporting purposes. . . . . . . . . . . . . . . . . . .                      --          --
Amortization of deposit base intangibles . . . . . . . . . . . . . . . . . . . . . . .                     597         666
Net income (loss) from other real estate owned transactions. . . . . . . . . . . . . .                     (39)        (14)
Conversion from cash to accrual basis for tax purposes . . . . . . . . . . . . . . . .                      --        (150)
Utilization of previously unrecognized deferred tax assets . . . . . . . . . . . . . .                  (4,329)     (2,904)
Adjustment to deferred tax assets and liabilities for enacted changes in tax rates . .                      --          --
Decrease in beginning-of-the-year balance of the valuation allowance for
  state deferred tax assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                      --          --
Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    (511)       (383)
                                                                                                       -------     -------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 $(3,533)    $(3,153)
                                                                                                       -------------------
                                                                                                       -------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993:


- ---------------------------------------------------------------------------------------------------
(Dollars in thousands)
- ---------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $13,326
  Other real estate owned due to writedowns not deductible for tax purposes. . . . . .          299
  Compensated absences and other accrued benefits due to accrual for financial
    reporting purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,265
  Other assets - unamortized core deposit premiums for tax purposes. . . . . . . . . .          354
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          570
                                                                                            -------
    Total gross deferred tax assets. . . . . . . . . . . . . . . . . . . . . . . . . .       15,814
  Less valuation allowance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,245
                                                                                            -------
    Net deferred tax assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14,569
                                                                                            -------

Deferred tax liabilities:
  Premises and equipment, due to differences in depreciation and acquisition basis . .       (7,915)
  Investment securities due to differences in acquisition basis. . . . . . . . . . . .       (1,148)
  Prepaid expenses for financial reporting purposes. . . . . . . . . . . . . . . . . .         (722)
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (1,118)
                                                                                            -------
    Total gross deferred tax liabilities . . . . . . . . . . . . . . . . . . . . . . .      (10,903)
                                                                                            -------
    Net deferred tax assets (included in other assets on balance sheet). . . . . . . .      $ 3,666
                                                                                            -------
                                                                                            -------

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance for a portion of its state deferred tax assets. State law prohibits the carryback of NOL's, limits NOL carryforwards to five years, and historically, the Company has not generated sufficient state taxable income to warrant full recognition of the deferred tax assets. The valuation allowance for deferred tax assets as of January 1, 1993 was $1,414,000. The net change in the total valuation allowance for the year ended December 31, 1993 was a decrease of $169,000.

At December 31, 1993, 1992 and 1991, the Company had current income taxes payable of$2,371,000, $3,162,000 and $3, 103,000, respectively, included in Other Liabilities on the consolidated balance sheets. At December 31, 1992 and 1991, the Company had a net deferred tax asset of $2,444,000 and a net deferred tax liability of $1,466,000 included in Other Assets and Other Liabilities, respectively. The Company acquired deferred tax liabilities of $3 96,000 and deferred tax assets of $377,000 during 1993 and 1992, respectively, in conjunction with the acquisition of First National Bank, Fayetteville and FirstBank.

NOTE S - WORTHEN BANKING CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

- ---------------------------------------------------------------------------------------------------------------------
STATEMENTS OF EARNINGS (Dollars in thousands)
- ---------------------------------------------------------------------------------------------------------------------
                                                                                            YEAR ENDED DECEMBER 31
                                                                                       ------------------------------
                                                                                           1993       1992       1991
                                                                                       ------------------------------
INCOME
  Dividends from:
    Bank subsidiaries(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 45,864   $ 16,296   $ 10,211
    Non-bank subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -          -          -
  Service fees from subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .      4,176      3,822      3,775
  Repurchase agreement recovery, insurance reimbursement . . . . . . . . . . . . . .       (474)         -     (1,342)
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        447        641        571
                                                                                       ------------------------------
                                                                                         50,013     20,759     13,215
                                                                                       ------------------------------

EXPENSES
  Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . .      5,561      5,142      4,730
  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,761      3,259      3,199
  Provisions for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (109)      (200)         -
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9,174      5,029      3,532
                                                                                       ------------------------------
                                                                                         18,387     13,230     11,461
                                                                                       ------------------------------

Income before income taxes(2) . . . . . . . . . . . . . . . . . . . . . . . .  . . .     31,626      7,529      1,754
Applicable income tax benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . .     (4,161)    (7,108)    (5,806)
                                                                                       ------------------------------
Income before equity in undistributed earnings of subsidiaries . . . . . . . . . . .     35,787     14,637      7,560
Equity in undistributed earnings
    Bank subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (4,566)    18,911     20,894
    Non-bank subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,029        389        282
                                                                                       ------------------------------
      Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 32,250   $ 33,937   $ 28,736
                                                                                       ------------------------------
                                                                                       ------------------------------
- ---------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (Dollars in thousands)
- ---------------------------------------------------------------------------------------------------------------------
                                                                                            YEAR ENDED DECEMBER 31
                                                                                       ------------------------------
                                                                                           1993       1992       1991
                                                                                       ------------------------------
ASSETS
  Investment in subsidiaries:
    Banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $274,590   $261,174   $209,269
    Non-banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18,219     11,821      9,182
                                                                                       ------------------------------
                                                                                        292,809    272,995    218,451
  Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        227        319        111
  Other investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27,756      4,006      7,881
  Furniture and equipment net of accumulated depreciation. . . . . . . . . . . . . .      2,212        749        725
  Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,915      8,185      1,488
                                                                                       ------------------------------
      Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $324,919   $286,254   $228,656
                                                                                       ------------------------------
                                                                                       ------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $      -   $  2,185   $  6,775
  Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43,608     25,626     15,037
  Capital notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -      9,531      9,531
  Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,663      8,061      6,608
                                                                                       ------------------------------
      Total Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48,271     45,403     37,951
  Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    276,648    240,851    190,705
                                                                                       ------------------------------
        Total Liabilities and Stockholders' Equity . . . . . . . . . . . . . . . . .   $324,919   $286,254   $228,656
                                                                                       ------------------------------
                                                                                       ------------------------------

1 Includes $783,000 and $2,136,000 in 1993 and 1991, respectively, approved by regulators alter the BBS recoveries (see Note O).
2 Before equity in undistributed earnings of subsidiaries.

- ---------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS (Dollars in thousands)
- ---------------------------------------------------------------------------------------------------------------------
                                                                                            YEAR ENDED DECEMBER 31
                                                                                       ------------------------------
                                                                                           1993       1992       1991
                                                                                       ------------------------------
OPERATING ACTIVITIES
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 32,250   $ 33,937   $ 28,736
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization. . . . . . . . . . . . . . . . . . . . . . . . .      1,365      1,034      1,573
      Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . .       (109)      (200)         -
      Equity in undistributed earnings of subsidiaries (net of dividends received) .      3,537    (19,300)   (21,176)
      Decrease (increase) in other assets. . . . . . . . . . . . . . . . . . . . . .       (904)      (157)        27
      Increase (decrease) in other liabilities . . . . . . . . . . . . . . . . . . .      2,115     (2,716)    (2,414)
      Net income tax payments from subsidiaries. . . . . . . . . . . . . . . . . . .      5,972      5,188      9,982
      Income tax benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (4,161)    (7,108)    (5,806)
                                                                                       ------------------------------
          Net Cash Provided by Operating Activities. . . . . . . . . . . . . . . . .     40,065     10,678     10,922
                                                                                       ------------------------------

INVESTING ACTIVITIES
  Decrease (increase) in short-term investments. . . . . . . . . . . . . . . . . . .    (23,750)     3,875     (1,775)
  Principal collected on loans . . . . . . . . . . . . . . . . . . . . . . . . . . .        123        187        611
  Loans originated or acquired . . . . . . . . . . . . . . . . . . . . . . . . . . .       (464)      (208)      (787)
  Purchases of property, plant and equipment . . . . . . . . . . . . . . . . . . . .     (1,777)      (223)      (510)
  Proceeds from liquidation of subsidiaries. . . . . . . . . . . . . . . . . . . . .          -        310          -
  Purchase of minority interest in subsidiary. . . . . . . . . . . . . . . . . . . .          -        (42)         -
  Cash paid in acquisition of subsidiary . . . . . . . . . . . . . . . . . . . . . .     (4,206)   (15,750)         -
  Additional investment in subsidiaries. . . . . . . . . . . . . . . . . . . . . . .     (9,025)    (2,751)      (950)
                                                                                       ------------------------------
    Net Cash Used by Investing Activities. . . . . . . . . . . . . . . . . . . . . .    (39,099)   (14,602)    (3,411)
                                                                                       ------------------------------

FINANCING ACTIVITIES
  Principal payments on long-term borrowings . . . . . . . . . . . . . . . . . . . .    (29,690)    (4,669)    (3,564)
  Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (3,135)    (1,873)    (1,999)
  Proceeds from long-term borrowings . . . . . . . . . . . . . . . . . . . . . . . .     43,000     15,000          -
  Principal payments on capital notes. . . . . . . . . . . . . . . . . . . . . . . .     (9,531)         -          -
  Accquisition of treasury shares. . . . . . . . . . . . . . . . . . . . . . . . . .       (163)         -          -
  Proceeds from issuance of common stock . . . . . . . . . . . . . . . . . . . . . .        646        264         15
  Net repayments on short-term borrowings. . . . . . . . . . . . . . . . . . . . . .     (2,185)    (4,590)    (1,875)
                                                                                       ------------------------------
    Net Cash Provided (Used) by Financing Activities . . . . . . . . . . . . . . . .     (1,058)     4,132     (7,423)
                                                                                       ------------------------------

Increase in Cash and Cash Equivalents. . . . . . . . . . . . . . . . . . . . . . . .        (92)       208         88
Cash and Cash Equivalents at beginning of year . . . . . . . . . . . . . . . . . . .        319        111         23
                                                                                       ------------------------------
      Cash and Cash Equivalents at end of year . . . . . . . . . . . . . . . . . . .   $    227   $    319   $    111
                                                                                       ------------------------------
                                                                                       ------------------------------
Supplemental disclosures of cash flow information:
      Cash paid for interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  3,188   $  3,101   $  3,194
      Cash paid for income taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 17,863   $ 10,862   $  4,908
                                                                                       ------------------------------
                                                                                       ------------------------------
Supplemental schedule of non-ash transactions:
Fair market value of net assets acquired in acquisition of subsidiary. . . . . . . .   $ 10,405   $ 32,670   $      -
Common stock issued. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (6,199)   (16,920)         -
                                                                                       ------------------------------
Cash paid in acquisition of subsidiary . . . . . . . . . . . . . . . . . . . . . . .   $  4,206   $ 15,750   $      -
                                                                                       ------------------------------
                                                                                       ------------------------------

NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following are the fair value estimates, methods and assumptions for the Company's financial instruments for which the fair value differs from the carrying value, except for investment securities which are disclosed in Note E. See Note P for a discussion of the fair values of financial instruments with off-balance sheet risk.

LOANS: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, financial and agricultural, bankers' acceptances and commercial paper; real estate mortgage, real estate construction, installment and other; and direct lease financing. Each loan category is further segmented into fixed and variable rate interest terms and by performing and non-performing (nonaccrual) categories. The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value of performing variable rate loans is equal to the carrying value of such loans, due to the regular repricing at market rates. The fair value of nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, timing of cash flows, and discount rates are judgmentally determined using available market and specific borrower information.


The following table presents carrying values and estimated fair values of loans at December 31:

- ---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                 1993                      1992
- ---------------------------------------------------------------------------------------------------------------
                                                               CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                                VALUE      FAIR VALUE     VALUE      FAIR VALUE
                                                              -----------------------   -----------------------
Commercial, financial and agricultural:
  Fixed rate . . . . . . . . . . . . . . . . . . . . . . . .  $  278,403   $  275,101   $  245,400   $  244,153
  Variable rate. . . . . . . . . . . . . . . . . . . . . . .     155,985      155,985      149,879      149,879
  Nonaccrual . . . . . . . . . . . . . . . . . . . . . . . .       2,684        2,233        2,951        2,570
                                                              ----------   ----------   ----------   ----------
    Total commercial, financial and agricultural . . . . . .     437,072      433,319      398,230      396,602

Bankers' acceptances and commercial paper. . . . . . . . . .           -            -       86,966       86,935

Real estate mortgage:
  Fixed rate . . . . . . . . . . . . . . . . . . . . . . . .     602,090      592,607      443,104      443,290
  Variable rate. . . . . . . . . . . . . . . . . . . . . . .      95,971       95,971      177,705      177,705
  Nonaccrual . . . . . . . . . . . . . . . . . . . . . . . .      12,894       10,732       14,712       12,815
                                                              ----------   ----------   ----------   ----------
    Total real estate mortgage . . . . . . . . . . . . . . .     710,955      699,310      635,521      633,810

Real estate construction:
  Fixed rate . . . . . . . . . . . . . . . . . . . . . . . .      61,942       61,255       43,817       43,533
  Variable rate. . . . . . . . . . . . . . . . . . . . . . .      10,612       10,612       16,097       16,097
  Nonaccrual . . . . . . . . . . . . . . . . . . . . . . . .         687          574          160          139
                                                              ----------   ----------   ----------   ----------
    Total real estate construction . . . . . . . . . . . . .      73,241       72,441       60,074       59,769

Installment and other:
  Fixed rate . . . . . . . . . . . . . . . . . . . . . . . .     400,525      396,229      339,659      340,369
  Variable rate. . . . . . . . . . . . . . . . . . . . . . .      24,636       24,636       40,762       40,762
  Nonaccrual . . . . . . . . . . . . . . . . . . . . . . . .         193          159          151          131
                                                              ----------   ----------   ----------   ----------
    Total installment and other. . . . . . . . . . . . . . .     425,354      421,024      380,572      381,262

Direct lease financing . . . . . . . . . . . . . . . . . . .       1,383        1,381        1,547        1,544

Unearned interest. . . . . . . . . . . . . . . . . . . . . .        (986)           -       (1,775)           -
                                                              ----------   ----------   ----------   ----------

  Total loans. . . . . . . . . . . . . . . . . . . . . . . .   1,647,019    1,627,475    1,561,135    1,559,922

Allowance for loan losses. . . . . . . . . . . . . . . . . .     (33,300)           -      (30,145)           -
                                                              ----------   ----------   ----------   ----------

                                                              $1,613,719   $1,627,475   $1,530,990   $1,559,922
                                                              ----------   ----------   ----------   ----------
                                                              ----------   ----------   ----------   ----------

TRADING ACCOUNT ASSETS: The fair value of the Company's trading account assets is based upon quoted market sources of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. At December 31, 1993, the carrying value and estimated fair value of trading account assets is $65,324,000 and $65,254,000, respectively. At December 31, 1992, the carrying value and estimated fair value of trading account assets is $37,462,000 and $37,518,000, respectively.

DEPOSITS: The fair value of deposits with no stated maturity, such as demand deposits and savings, is equal to the carrying value amount payable on demand as of December 31, 1993 and 1992. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities.


The following table presents the carrying value and estimated fair values of deposits at December 31:

- ----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                            1993                          1992
- ----------------------------------------------------------------------------------------------------------------
                                                          CARRYING      ESTIMATED      CARRYING        ESTIMATED
                                                            VALUE       FAIR VALUE       VALUE        FAIR VALUE
                                                         -------------------------     -------------------------
Non-interest bearing demand deposits . . . . . . . .     $  596,514     $  596,514     $  546,662     $  546,662
Interest bearing demand deposits . . . . . . . . . .      1,040,117      1,040,117        959,497        959,497
Savings deposits . . . . . . . . . . . . . . . . . .        256,436        256,436        311,351        311,351
Time deposits:
  Maturing in six months or less . . . . . . . . . .        355,289        351,725        851,402        852,684
  Maturing between six months and one year . . . . .        336,712        338,441        210,830        212,156
  Maturing beyond one year . . . . . . . . . . . . .        457,551        461,971        158,644        162,613
                                                         ----------     ----------     ----------     ----------
                                                         $3,042,619     $3,045,204     $3,038,386     $3,044,963
                                                         ----------     ----------     ----------     ----------
                                                         ----------     ----------     ----------     ----------

LONG-TERM DEBT, CAPITAL NOTES AND CAPITAL LEASE OBLIGATIONS: The fair value of the Company's long-term debt, capital notes and capital lease obligations is based on the discounted value of contractual cash flows. The discounted rate is estimated using the Company's current borrowing rate for debt of comparable maturity. The following table presents the carrying value and estimated fair values at December 31:

- ---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                            1993                          1992
- ---------------------------------------------------------------------------------------------------------------
                                                          CARRYING      ESTIMATED      CARRYING        ESTIMATED
                                                            VALUE       FAIR VALUE       VALUE        FAIR VALUE
                                                         -------------------------     -------------------------
Long-term debt . . . . . . . . . . . . . . . . . . .     $   43,608     $   44,623     $   25,626     $   26,729
Capital notes. . . . . . . . . . . . . . . . . . . .             --             --          9,561          9,972
Capital lease obligations. . . . . . . . . . . . . .          1,951          2,005          2,146          2,182
                                                         ----------     ----------     ----------     ----------
                                                         $   45,559     $   46,628     $   37,333     $   38,883
                                                         ----------     ----------     ----------     ----------
                                                         ----------     ----------     ----------     ----------

NOTE U - REGULATORY MATTERS

On March 31, 1993, the Company was notified by the Board of Governors of the Federal Reserve System ("FED") that its approval of the Company's application to merge with The Union of Arkansas Corporation was given in reliance upon representations and commitments made to the FED by the Company, Stephens Group, Inc., and certain Stephens family members in connection with the application, including representations and commitments to the effect that Stephens Group, Inc., and its subsidiaries do not and will not exert control over the management or policies of the Company, and that Stephens Group, Inc., and its subsidiaries will comply with the restrictions imposed by Sections 23A and 23B of the Federal Reserve Act, as amended, in connection with any business transacted between subsidiary banks of the Company and Stephens Group, Inc. Management does not believe that any of such regulations have been violated and management of the Company believes that such representations and commitments will not significantly affect the general business policies or financial performance of the Company.

In addition, the FED notified the Company in March of 1993 that the Board has ordered an investigation to review the ownership and control of the Company for compliance with the Bank Holding Company Act and the Change in Bank Control Act, including the nature and extent of the relationships between the Company and tephens Group, Inc., and its subsidiaries. The Company is cooperating with the FED in this investigation. However, the Company cannot accurately predict the results of the final outcome of the investigation.

                                                                   EXHIBIT 21



                                SUBSIDIARIES OF THE REGISTRANT




ENTITY                                                          JURISDICTION            OWNERSHIP
Worthen National Bank of Arkansas, Little Rock                  United States              100.0%
    Worthen Investments, Inc. (1)                               Arkansas                   100.0%
    Worthen Mortgage Company (1)                                Arkansas                   100.0%
    The Union Modern Mortgage Corporation(1)                    Arkansas                   100.0%
    U. N. Service Corporation(1)                                Arkansas                   100.0%
Worthen National Bank of Batesville                             United States              100.0%
Worthen National Bank of Conway                                 United States              100.0%
Worthen National Bank of Harrison                               United States              100.0%
Worthen National Bank of Hot Springs                            United States              100.0%
    WHS Appraisal Corp. (1)                                     Arkansas                   100.0%
Worthen National Bank of Newark                                 United States              100.0%
Worthen National Bank of Pine Bluff                             United States              100.0%
Worthen National Bank of Russellville                           United States              100.0%
Worthen National Bank of South Arkansas                         United States              100.0%
Worthen National Bank of Northwest Arkansas                     United States              100.0%
Worthen National Bank of Texas                                  Texas                      100.0%
Consumers Protective Life Insurance Company                     Arkansas                   100.0%
National Credit Corporation, an Industrial Loan Institution     Arkansas                    98.8%
Worthen Development Corporation, Inc.                           Arkansas                   100.0%
Worthen Financial Corporation                                   Arkansas                   100.0%
Worthen Services Corporation                                    Arkansas                   100.0%
Worthen Trust Company, Inc.                                     Arkansas                   100.0%



(1) Subsidiary of the bank listed immediately above.


                                                                  EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
WORTHEN BANKING CORPORATION

We consent to the incorporation by reference in Registration Statement Numbers 33-7733 as amended, 33-68212, 33-68214, 33-68216 and 33-68210 on Forms S-8, of
Worthen Banking Corporation of our report dated February 25, 1994, relating to the consolidated balance sheet of Worthen Banking Corporation and Subsidiaries as of December 31, 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for the year then ended which report appears in the December 31, 1993 Annual Report on Form 10-K of Worthen Banking Corporation.


                                             /s/ KPMG Peat Marwick
                                          ---------------------------
                                               KPMG PEAT MARWICK




Little Rock, Arkansas
March 30, 1994

                                                                  EXHIBIT 23(b)



                        CONSENT OF INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS AND STOCKHOLDERS
WORTHEN BANKING CORPORATION

We consent to the incorporation by reference in Registration Statement Numbers 33-7733, as amended, 33-68212, 33-68214, 33-68216 and 33-68210 on Forms S-8 of
Worthen Banking of our report dated January 22, 1993, relating to the consolidated balance sheets of The Union of Arkansas Corporation and Subsidiaries as of December 31, 1992 and 1991 and the related consolidated statements of income, retained earnings and cash flows for the years then ended (not presented separately herein) which report appears in the December 31, 1993 Annual Report on Form 10-K of Worthen Banking Corporation.


                                              /s/ Frost & Company
                                          ---------------------------
                                               FROST AND COMPANY





Little Rock, Arkansas
March 30, 1994

                                                                     EXHIBIT 99






                       INDEPENDENT AUDITOR'S REPORT



Board of Directors
The Union of Arkansas Corporation
Little Rock, Arkansas



     We have audited the consolidated and parent only balance sheets of The Union of Arkansas Corporation as of December 31, 1992 and 1991, and the related consolidated and parent only statements of income, retained earnings and cash flows for the years then ended (not presented separately herein). These consolidated and parent only financial statements are the responsibility of the Corporation's management.
Our responsibility is to express an opinion on the consolidated and parent only financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated and parent only financial statements are free of material misstatement. An audit Includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated and parent only financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated and parent only financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated and parent only financial statements referred to above present fairly, in all material respects, the consolidated and parent only financial position of The Union of Arkansas Corporation as of December 31, 1992 and 1991, and the consolidated and parent only results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.





                                                      /s/ Frost & Company
                                                 ------------------------------
                                                        FROST & COMPANY


Little Rock, Arkansas
January 22, 1993